Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

SOUTH MOUNTAIN MERGER CORP.,

BT MERGER SUB I, INC.,

BT MERGER SUB II, LLC,

AND

FACTOR SYSTEMS, INC. (D/B/A BILLTRUST)

DATED AS OF OCTOBER 18, 2020

i

(continued)

(continued)

(continued)

INDEX OF ANNEX AND EXHIBITS

Annex I	Earnout Merger Consideration

Exhibit A	Form of Stockholder Support Agreement

Exhibit B	Form of SMMC Stockholder Support Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Lock-Up Agreement

Exhibit E	Form of Subscription Agreements

Exhibit F	Form of Stockholders Agreement

Exhibit G	Form of Non-Redemption Agreement

Exhibit H	Form of SMMC 2020 Equity Incentive Plan

Exhibit I	Form of SMMC Employee Stock Purchase Plan

Exhibit J	Form of SMMC Charter Amendment

Exhibit K	Form of SMMC A&R Bylaws

Exhibit L	Form of SMMC A&R Charter

Exhibit M	Form of Post-Signing Company Charter Amendment

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of October 18, 2020 (this “Agreement”), is made by and among South Mountain Merger Corp., a Delaware corporation (“SMMC”), BT Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”) and Factor Systems, Inc. (d/b/a Billtrust), a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), SMMC and the Company will enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of SMMC (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”) and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, the respective boards of directors or similar governing bodies of each of SMMC, First Merger Sub, Second Merger Sub and the Company have each approved, declared advisable and resolved to recommend to their respective stockholders or sole member, as applicable, the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA, as applicable;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SMMC and the Requisite Stockholders are entering into Stockholder Support Agreements, dated as of the date hereof (the “Stockholder Support Agreements”), substantially in the form attached hereto as Exhibit A, providing that, among other things, the Requisite Stockholders will vote their Company Shares in favor of this Agreement, the First Merger and the other Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and certain stockholders of SMMC are entering into Stockholder Support Agreements, dated as of the date hereof (the “SMMC Stockholder Support Agreements”), substantially in the form attached hereto as Exhibit B, providing that, among other things, the SMMC stockholders party to the SMMC Stockholder Support Agreements will vote their shares of SMMC Class A Common Stock in favor of this Agreement and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SMMC, certain stockholders of the Company and certain stockholders of SMMC, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit C;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SMMC and certain stockholders of the Company who will receive SMMC Class A Common Stock have entered into Lock-Up Agreements (the “Lock-Up Agreements”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit D;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SMMC and each of the parties subscribing for shares of SMMC Class A Common Stock thereunder have entered into subscription agreements (the “Subscription Agreements”), each substantially in the form attached hereto as Exhibit E, pursuant to which such parties, upon the terms and subject to the conditions set forth therein, shall purchase shares of SMMC Class A Common Stock at $10.00 per share in a private placement or placements (the “Private Placements”), to be consummated concurrently with the Closing;

WHEREAS, shares of SMMC Class B Common Stock shall automatically convert into shares of SMMC Class A Common Stock at the Effective Time in accordance with the SMMC Certificate of Incorporation;

WHEREAS, pursuant to the SMMC Certificate of Incorporation, SMMC shall provide an opportunity to its stockholders to have their shares of SMMC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the SMMC Certificate of Incorporation, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the SMMC Stockholders for the Business Combination (the “Offer”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, SMMC and South Mountain LLC, a Delaware limited liability company (the “Sponsor”) are entering into a Share and Warrant Cancellation Agreement (the “Cancellation Agreement”), whereby, among other things (i) the Sponsor has agreed that immediately prior to the Closing, subject to the terms and conditions set forth therein the Sponsor shall transfer to SMMC for cancellation, the Sponsor Cancelled Shares and the Sponsor Cancelled Warrants and (ii) the Sponsor has agreed to vote its SMMC Class B Common Stock in favor of the Transactions and the SMMC Proposals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SMMC and Sponsor have entered into that certain Stockholders Agreement (the “Stockholders Agreement”) to be effective upon the Closing, substantially in the form attached hereto as Exhibit F;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, SMMC and the Non-Redemption Stockholders have entered into Non-Redemption Agreements (the “Non-Redemption Agreement”), substantially in the form attached hereto as Exhibit G.

WHEREAS, prior to the consummation of the Transactions, SMMC shall, subject to obtaining the SMMC Stockholder Approval, adopt an omnibus incentive plan (the “SMMC 2020 Equity Incentive Plan”) and an employee stock purchase plan (the “SMMC Employee Stock Purchase Plan”), substantially in the forms attached hereto as Exhibit H and Exhibit I, respectively;

WHEREAS, prior to the consummation of the Transactions, SMMC shall, subject to obtaining the SMMC Stockholder Approval, amend the SMMC Certificate of Incorporation (the “SMMC Charter Amendment”) in the form attached hereto as Exhibit J, to provide for, among other things, an increase to the number of SMMC’s authorized shares of SMMC Class A Common Stock in connection with the Transactions;

WHEREAS, at the Effective Time, the bylaws of SMMC shall be amended and restated in the form attached hereto as Exhibit K (the “SMMC A&R Bylaws”);

WHEREAS, immediately following the consummation of the Transactions, SMMC shall, subject to obtaining the SMMC Stockholder Approval, adopt the amended and restated certificate of incorporation (the “SMMC A&R Charter”) in the form attached hereto as Exhibit L; and

WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that the First Merger and the Second Merger, taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01
Certain Definitions. For purposes of this Agreement

“Action” means any litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreements, the SMMC Stockholder Support Agreements, the Registration Rights Agreement, the Lock-Up Agreements, the Non-Redemption Agreements, the Cancellation Agreement, the Stockholders Agreement and all other agreements, certificates and instruments executed and delivered by SMMC, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Applicable Redemption Amount” means (a) in the event the Redemption Amount is equal to or less than $50,000,000, 100% of the Redemption Amount; (b) in the event the Redemption Amount is greater than $50,000,000 but less than $100,000,000, $50,000,000; or (c) in the event the Redemption Amount equals or exceeds $100,000,000, the sum of (i) $50,000,000 plus (ii) fifty percent (50%) of the amount by which the Redemption Amount exceeds $100,000,000.

“Business Data” means all confidential business information and data that is accessed, collected, used, stored, shared, distributed, transferred, destroyed, or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that the Company owns or uses in the conduct of the business of the Company.

“Cap Adjustment Amount” means: (i) if Closing Available Cash is equal to or in excess of two hundred twenty-five million dollars ($225,000,000) then an amount equal to $0; and (ii) if Closing Available Cash is less than two hundred twenty-five million dollars ($225,000,000) then an amount equal to such shortfall.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cash Consideration Cap” means an amount equal to (a) the amount that is one hundred seventy eight million dollars ($178,000,000) minus (b) the Cap Adjustment Amount minus (c) the Applicable Redemption Amount.

“Closing Available Cash” means, without duplication, an amount equal to (a) Closing SMMC Cash minus (b) the lesser of: (i) one hundred seventy eight million dollars ($178,000,000) and (ii) the Aggregate Cash Election Amount.

“Closing SMMC Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of SMMC; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SMMC Common Stock pursuant to the Offer (to the extent not already paid) (the “Redemption Amount”); plus (d) the aggregate amount of cash committed to purchase shares of SMMC Class A Common Stock pursuant to the Subscription Agreements (and that has been funded to the escrow account in accordance with the Subscription Agreements solely to the extent such Subscription Agreement expressly contemplates the funding of such committed cash into an escrow account prior to the Closing).  For the avoidance of doubt, the Closing SMMC Cash shall not be reduced by, and shall include, amounts necessary to pay any and all of the aggregate Per Share Cash Consideration, any Tax payments and the Funded Indebtedness.

“Company Charter” means the Company’s Fifth Amended and Restated Certificate of Incorporation as in effect as of the date of this Agreement and as amended by the Post-Signing Company Charter Amendment.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.001 per share.

“Company Expense Reimbursement Amount” means an amount equal to the actual fees and expenses incurred by SMMC or the Sponsor in connection with this Agreement, the Mergers and the other Transactions, but excluding any underwriting fees and discounts, in an amount not to exceed five million dollars ($5,000,000).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or that the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the business, financial condition, assets or results of operations of the Company or (ii) prevents, materially impairs, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions on a timely basis and in any event before the Outside Date; provided, however, that with respect to clause (i) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect:  (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that clause (e) and this clause (f) shall not apply to any representations or warranty set forth in Section 4.04 or Section 4.05 but subject to any disclosures set forth in Section 4.04 or Section 4.05 of the Company Disclosure Schedule or the closing condition relating thereto); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which SMMC has requested or to which it has consented, in each case, after the date of this Agreement, except in the cases of clauses (a) through (d), in each case, to the extent that the Company is disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company operates.

“Company Option Plans” means the Company’s 2003 Stock Incentive Plan and the Company’s 2014 Incentive Compensation Plan.

“Company Options” means all outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plans or otherwise.

“Company Outstanding Shares” means the total number of shares of Company Common Stock and the Company Preferred Stock (on an “as-converted” to Company Common Stock basis) on a fully diluted basis as of the Closing Date using the treasury method of accounting, including, without duplication, the number of shares of Company Common Stock issuable upon the Company Preferred Stock Conversion, the number of shares of Company Common Stock issued or issuable upon the exercise of all Company Options and the shares of Company Common Stock underlying the Company Warrant or any other Equity Equivalents.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and the Company Series E Preferred Stock.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options, and the Company Warrant.

“Company Securityholder” means a holder of Company Shares and/or a holder of Company Options.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Charter.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A-1 Preferred Stock in the Company Charter.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A-2 Preferred Stock in the Company Charter.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Charter.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series C Preferred Stock in the Company Charter.

“Company Series D Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series D Preferred Stock in the Company Charter.

“Company Series E Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series E Preferred Stock in the Company Charter.

“Company Shares” means the shares of Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of a share of Company Common Stock and/or a share of Company Preferred Stock.

“Company Warrant” means that certain warrant exercisable into 14,527 shares of Series C Preferred Stock issued to Square 1 Bank on July 10, 2014.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any Suppliers or customers of the Company or SMMC or its subsidiaries (as applicable) that is not already generally available to the public and subject to a written obligation of confidentiality, including any Intellectual Property rights.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Employee Benefit Plans).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Earnout Pro Rata Portion” means, with respect to:

(a)
each holder of outstanding shares of Company Common Stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of SMMC Elected Common Stock into which such holder’s shares of Company Common Stock are converted into in accordance with Section 3.01(b) divided by (ii) the sum of  (x) the total number of shares of SMMC’s Elected Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.01(b), plus (y) the total number of shares of SMMC’s Class A Common Stock issued or issuable upon the exercise of the Converted Options; and

(b)
each holder of outstanding Company Options as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of SMMC’s Class A Common Stock issued or issuable upon the exercise of such holders Converted Options, divided by (ii) the sum of (x) the total number of shares of SMMC’s Elected Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.01(b), plus (y) the total number of shares of SMMC’s Class A Common Stock issued or issuable upon the exercise of the Converted Options.

For the avoidance of doubt, the amounts set forth in clauses (a)(i) and (a)(ii) of this definition shall include the shares of SMMC’s Elected Common Stock contemplated by Section 3.01(b)(i) and shall take into account each share of Company Common Stock delivered in satisfaction of the Company Warrant in accordance with Section 7.18. In no event shall the aggregate Earnout Pro Rata Portion exceed 100%.

“Earnout RSUs” means the restricted stock units of SMMC denominated in a number of shares of SMMC Class A Common Stock that may be issued pursuant to Section 3.07 and Annex I.

“Earnout Securities” means the Earnout RSUs and the Earnout Shares.

“Earnout Shares” means the shares of SMMC Class A Common Stock that may be issued pursuant to Section 3.07 and Annex I.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to:  (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Equity Equivalents” means options, warrants, preemptive rights, calls, convertible securities, conversion rights or other equity securities or rights relating to the issued or unissued share capital of the Company.

“Equity Value” means $1,189,504,520.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Exchange Act of 1934.

“First Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of First Merger Sub.

“Formation Date” means September 4, 2001.

“Hazardous Substance(s)” means (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to the Company, any liabilities in respect of: (a) borrowed money, whether current, short-term, secured or unsecured or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by bonds, notes, debentures, mortgages or similar instruments; (c) lease obligations that are required to be capitalized in accordance with GAAP; (d) deferred payments, the deferred purchase price of assets, services or securities (including all seller notes and “earn outs” but excluding ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, including standby letters of credit, bankers’ acceptances (to the extent drawn), surety bonds (to the extent drawn), other financial guarantees and interest rate protection agreements (to the extent drawn, and without duplication of other indebtedness supported or guaranteed thereby); (g) currency or interest rate swaps, collars, caps, hedges, derivatives or similar arrangements; (h) bank overdrafts and deferred liabilities; (i) all Indebtedness of the type referred to in clauses (a) through (h) guaranteed by the Company or secured by any Lien upon any property or asset owned by the Company or guarantees in respect of the purchase or lease of real property; and (j) accrued and unpaid interest, premiums, penalties, breakage costs, redemption fees or pre-payment costs and other amounts owing in respect of the items described in the foregoing clauses (a) through (i). For the avoidance of doubt, Indebtedness shall not include Taxes.

“Intellectual Property” means (i) patents, patent applications (including provisional and non-provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how and confidential and proprietary information, (v) rights in Internet domain names and social media accounts, (vi)  all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.01(F) of the Company Disclosure Schedule after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of SMMC, the actual knowledge of Charles Bernicker and Nicholas Dermatas after reasonable inquiry.

“Leased Real Property” means the real property leased, subleased, licensed or occupied by the Company as tenant, subtenant, licensee or occupant, together with, to the extent leased, subleased, licensed or occupied by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any charge, lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind (other than those created under applicable securities Laws).

“Milestone” means each of the $12.50 Share Price Milestone and the $15.00 Share Price Milestone.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Redemption Stockholders” means the stockholders of SMMC party to the Non-Redemption Agreements and each, a “Non-Redemption Stockholder.”

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Per Share Stock Consideration” means a number of shares of SMMC Elected Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) 10.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the Company Outstanding Shares.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Post-Signing Company Charter Amendment” means the amendment to the Company Charter in the form attached hereto as Exhibit M.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed, or other otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Proxy Statement” means the proxy statement filed by SMMC as part of the Registration Statement with respect to the SMMC Stockholders’ Meeting for the purpose of soliciting proxies from SMMC Stockholders to approve the SMMC Proposals (which shall also provide the SMMC Stockholders with the opportunity to redeem their shares of SMMC Common Stock in connection with a stockholder vote on the Business Combination).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of licensed Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of licensed Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the licensed Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of licensed Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of licensed Software).

“Redemption Rights” means the redemption rights provided for in Article IX of the SMMC Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

“Requisite Approval” means the written consent or affirmative vote of (i) the holders of at least seventy-eight percent (78%) of the Company Preferred Stock (voting together as a separate class on an “as-converted” to Company Common Stock basis), given in writing or by vote at a meeting, (ii) the holders of a majority of the outstanding Company Series E Preferred Stock (voting together as a single class), given in writing or vote at a meeting and (iii) the holders of a majority of Company Common Stock and Company Preferred Stock outstanding voting together on an “as-converted” to Company Common Stock basis.

“Requisite Stockholders” means the persons or entities listed on Section 1.01(E) of the Company Disclosure Schedule.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or otherwise controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company from time to time.

“Second Merger Sub Organizational Documents” means the certificate of formation and operating agreement of Second Merger Sub.

“Securities Act” means the Securities Act of 1933.

“SMMC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SMMC, filed with the Secretary of State of the State of Delaware on June 19, 2019.

“SMMC Elected Common Stock” means SMMC Class A Common Stock; provided, that “SMMC Elected Common Stock” means SMMC Class C Common Stock with respect to each Requisite Stockholder that has elected to be issued SMMC Class C Common Stock as set forth in such Requisite Stockholder’s Stockholder Support Agreement.

“SMMC Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the business, financial condition, assets or results of operations of SMMC or (ii) prevents, materially impairs, materially delays or materially impedes the performance by SMMC, First Merger Sub, Second Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions on a timely basis and in any event before the Outside Date; provided, however, that with respect to clause (i) only, no Effect relating to or resulting or arising from any of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SMMC Material Adverse Effect:  (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SMMC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by SMMC as required by this Agreement or any Ancillary Agreement, (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that clause (e) and this clause (f) shall not apply to any representations or warranty set forth in Section 5.04 or Section 5.05 but subject to any disclosures set forth in Section 5.04 or Section 5.05 of the SMMC Disclosure Schedule or the closing condition relating thereto); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented, in each case, after the date of this Agreement, except in the cases of clauses (a) through (d), in each case, to the extent that SMMC is disproportionately and adversely affected thereby as compared with other participants in the industry in which SMMC operate.

“SMMC Organizational Documents” means the SMMC Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented in accordance with the terms of this Agreement.

“SMMC Stockholder” means a holder of SMMC Common Stock.

“SMMC Stockholders’ Meeting” means a meeting of the holders of SMMC Common Stock to be held for the purpose of approving the SMMC Proposals.

“SMMC Units” means the units issued in the IPO or the overallotment consisting of one (1) share of SMMC Class A Common Stock and one-half (1/2) of one (1) SMMC Warrant.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor Cancelled Shares” means the number of Sponsor Shares to be forfeited to SMMC by the Sponsor in accordance with the Cancellation Agreement, such number being 1,250,000 which such number may be increased pursuant to Section 3(a) of the Cancellation Agreement.

“Sponsor Cancelled Warrants” means the number of Sponsor Warrants to be forfeited to SMMC by the Sponsor in accordance with the Cancellation Agreement, such number being 4,166,667.

“Sponsor Shares” means the shares of the SMMC Class B Common Stock held by the Sponsor as of immediately prior to the Closing.

“Sponsor Warrants” means the private placement warrants exercisable for SMMC Class A Common Stock held by the Sponsor as of immediately prior to the Closing.

“Stock Consideration” means a number of shares of SMMC Elected Common Stock equal to the quotient of (i) the Equity Value minus the aggregate amount of cash payable by SMMC pursuant to Section 3.01(b) divided by (ii) 10.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, SMMC or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Tax” or “Taxes” means any and all taxes (including any charges, duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, withholding, occupancy, license, lease, service use, severance, capital, production, premium, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, recording, ad valorem, excise, commercial rent, escheat, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all and any interest, fines, penalties, assessments or additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SMMC, First Merger Sub, Second Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company or its Representatives, hosted by ShareFile, with access made available to SMMC and its Representatives.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

SECTION 1.02
Further Definitions.  The following terms have the meaning set forth in the Sections set forth below:

Term	Section
$12.50 Earnout Shares	10.11
$12.50 Share Price Milestone	10.11
$15.00 Earnout Shares	10.11
$15.00 Share Price Milestone	10.11
A&R Charter Proposal	7.01(b)
Acceleration Event	10.11
Additional Proposal	7.01(b)
Aggregate Cash Election Amount	3.01(b)(i)
Agreement	Preamble
Annual Financial Statements	4.07(a)
Antitrust Laws	7.12(a)
Blue Sky Laws	4.05(b)
Business Combination	6.03
Cancellation Agreement	Recitals
Cancelled Shares	3.01(c)
Cash Electing Share	3.01(b)(i)
Cash Election	3.01(b)(i)
Cash Fraction	3.01(b)(i)
Certificates	3.03(b)
Change of Control	10.11
Charter Amendment Proposal	7.01(b)
Closing	2.02(b)
Closing Date	2.02(b)
Code	3.03(g)
Company	Preamble
Company Acquisition Proposal	7.05(a)(i)
Company Affiliate Agreement	4.19
Company Board	3.01(e)
Company Board Recommendation	7.03(a)
Company Disclosure Schedule	IV
Company Intervening Event	7.03(c)
Company Modification in Recommendation	7.03(a)
Company Modification in Recommendation Notice Period	7.03(a)
Company Officer’s Certificate	8.02(c)
Company Software	4.13(i)
Company Permits	4.06(a)
Company Preferred Stock Conversion	3.01(a)
Company Share Awards	4.03(a)

Term	Section
Company Software	4.13(i)
Company Stockholder Approval	4.18
Company Superior Proposal	7.03(b)(i)
Converted Option	3.01(e)
Data Security Requirements	4.13(k)
DGCL	Recitals
Dissenting Shares	3.06(a)
DLLCA	Recitals
Earnout Pro Rata Portion	3.03(j)
Earnout Shares	10.11
Effect	1.01
Effective Time	2.02(a)
Election Date	3.02(c)
Environmental Permits	4.15
Equity Plan Proposals	7.01(b)
ERISA Affiliate	4.10(c)
ESPP Proposal	7.01(b)
Exchange Agent	3.02(b)
Exchange Fund	3.03(a)
First Certificate of Merger	2.02(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Common Stock	5.03(b)
Form of Election	3.02(b)
GAAP	4.07(a)
Governmental Authority	4.05(b)
Group	10.11
Health Plan	4.10(k)
Intended Tax Treatment	Recitals
Interim Financial Statements	4.07(b)
Interim Financial Statements Date	4.07(b)
Investment Company Act	5.13
IPO	6.03
IRS	4.10(b)
Law	4.05(a)
Lease	4.12(b)
Lease Documents	4.12(b)
Letter of Transmittal	3.03(b)
Lock-Up Agreements	Recitals
Material Contracts	4.16(a)
Maximum Annual Premium	7.06(b)
Merger Payment Schedule	3.03(j)
Mergers	Recitals
Nasdaq Proposal	7.01(b)
Non-Disclosure Agreement	7.04(b)

Term	Section
Nonparty Affiliate	10.11
Non-Redemption Agreement	Recitals
Offer	Recitals
Ordinary Commercial Agreement	4.14(b)
Outside Date	9.01(b)
Outstanding Company Transaction Expenses	3.05(a)
Outstanding SMMC Transaction Expenses	3.05(b)
PCAOB Audited Financials	7.13
Per Share Cash Consideration	3.01(b)(i)
Plans	4.10(a)
PPACA	4.10(k)
Private Placements	Recitals
Prospectus	6.03
Public Stockholders	6.03
Registration Rights Agreement	Recitals
Registration Statement	7.01(a)
Released Claims	6.03
Remedies Exceptions	4.04
Representatives	7.04(a)
Sarbanes-Oxley Act	5.07(a)
SEC	5.07(a)
Second Certificate of Merger	2.02(a)
Second Effective Time	2.02(a)
Second Merger	Recitals
Second Merger Sub	Preamble
SMMC	Preamble
SMMC 2020 Equity Incentive Plan	Recitals
SMMC A&R Bylaws	Recitals
SMMC A&R Charter	Recitals
SMMC Acquisition Proposal	7.05(b)(i)
SMMC Board	2.05(b)
SMMC Board Recommendation	7.02(a)
SMMC Charter Amendment	Recitals
SMMC Class A Common Stock	5.03(a)
SMMC Class B Common Stock	5.03(a)
SMMC Common Stock	5.03(a)
SMMC Disclosure Schedule	Article V
SMMC Equity Incentive Plan Proposal	7.01(b)
SMMC Intervening Event	7.02(b)(ii)
SMMC Modification in Recommendation	7.02(a)
SMMC Modification in Recommendation Notice Period	7.02(a)
SMMC Preferred Stock	5.03(a)
SMMC Proposals	7.01(b)
SMMC Public Warrants	5.16
SMMC SEC Reports	5.07(a)

Term	Section
SMMC Stockholder Approval	5.04(b)
SMMC Stockholder Support Agreements	Recitals
SMMC Superior Proposal	7.02(b)(i)
SMMC Warrants	5.03(a)
Stock Election	3.01(b)(ii)
Stockholder Support Agreements	Recitals
Stockholders Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Recitals
Surviving Entity	Recitals
Terminating Company Breach	9.01(f)
Terminating SMMC Breach	9.01(g)
Transaction Proposal	7.01(b)
Trust Account	5.13
Trust Agreement	5.13
Trust Fund	5.13
Trustee	5.13
Unaudited Interim Financial Statements	7.13
Written Consent	7.03(a)

SECTION 1.03
Construction.

(a)
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto except with respect to the Company Disclosure Schedule, the SMMC Disclosure Schedule and any amendments to agreements or other documents following the date of this Agreement and (ix) references to any Law shall include all rules and regulations promulgated thereunder and shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)
The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law).  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)
Any reference in this Agreement to “made available” or similar term means a document or other item of information that was provided or made available to SMMC, First Merger Sub or Second Merger Sub by the Company or its Representatives or uploaded to the Virtual Data Room, in each case, at least two (2) days prior to the date of this Agreement.

(e)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

SECTION 2.01
The Mergers.

(a)
Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company.  As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b)
Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger Sub, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

SECTION 2.02
Effective Times; Closing.

(a)
As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such First Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such First Certificate of Merger) being the “Effective Time”). As soon as practicable following the Effective Time, but in any event within 10 days of the Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA and mutually agreed by the parties (the date and time of the filing of such Second Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Second Certificate of Merger) being the “Second Effective Time”).

(b)
Immediately prior to such filing of the First Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03
Effect of the Mergers.

(a)
At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)
At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

SECTION 2.04
Governing Documents.

(a)
At the Effective Time, the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the form of the certificate of incorporation of First Merger Sub, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter supplemented or amended as provided by the DGCL (subject to Section 7.06).

(b)
At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five (5) Business Days prior to the Closing Date, but otherwise shall continue to be the certificate of formation of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA (subject to Section 7.07).

(c)
At the Effective Time, the bylaws of SMMC shall be amended and restated to be the SMMC A&R Bylaws.

(d)
Subject to the receipt of the SMMC Stockholder Approval, SMMC shall file (i) the SMMC Charter Amendment with the Secretary of State of the State of Delaware prior the Closing to be effective once filed and (ii) the SMMC A&R Charter with the Secretary of State of the State of Delaware promptly following the Effective Time to be effective once filed.

SECTION 2.05
Directors and Officers.

(a)
The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.  The parties will take all requisite actions such that the initial managers of the Surviving Entity and the initial officers of the Surviving Entity immediately after the Second Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the DLLCA and the certificate of formation and operating agreement of the Surviving Entity and until their respective successors are, in the case of the initial managers, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)
The parties shall cause the Board of Directors of SMMC (the “SMMC Board”) and the officers of SMMC as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the DGCL and the SMMC A&R Charter, the SMMC A&R Bylaws and the Stockholders Agreement and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

SECTION 3.01
Conversion of Securities.

(a)
The Company shall take all actions necessary to cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into (i) a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter in accordance with the terms of the Company Charter and (ii) a number of shares of Company Common Stock issuable with respect to any accrued dividends in accordance with the terms of the Company Charter ((i) and (ii) collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b)
At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Stock Conversion), by virtue of the First Merger and without any action on the part of SMMC, First Merger Sub, the Company or the Company Stockholders, each share of Company Common Stock (including Company Common Stock resulting from the Company Preferred Stock Conversion) that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and the Cancelled Shares) shall be converted into the right to receive (A) subject to the provisions of Annex I, the contingent right to receive a number of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.07 and Annex I and (B) the following:

(i)
if the holder of such share of Company Common Stock makes a proper and timely election in accordance with Section 3.02 to receive cash (a “Cash Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.02 (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (the “Per Share Cash Consideration”), except that if (x) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”) exceeds the Cash Consideration Cap, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration Cap and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of SMMC Elected Common Stock equal to the product of (1) the Per Share Stock Consideration and (2) one minus the Cash Fraction; and

(ii)
if the holder of such share makes a proper election to receive shares of SMMC Elected Common Stock (a “Stock Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.02, or the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth in Section 3.02, the Per Share Stock Consideration.

All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(b) into which such share of Company Common Stock shall have been converted.

(c)
At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each Company Share held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (such Company Shares, the “Cancelled Shares”).

(d)
At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e)
At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by SMMC and converted into (A) an option to purchase shares of SMMC Class A Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the applicable regulations promulgated thereunder, and (B) the contingent right to receive a number of Earnout Securities following the Closing in accordance with Section 3.07 and Annex I.  Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of SMMC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (2) the Per Share Stock Consideration; and (y) the per share exercise price for each share of SMMC Class A Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (2) the Per Share Stock Consideration; provided, however, that the exercise price and the number of shares of SMMC Class A Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.  In connection with the assumption of the Converted Options pursuant to this Section 3.01(e), the Company and SMMC shall cause SMMC to assume the Company Option Plan as of the Effective Time.  Prior to the Effective Time and subject to the prior reasonable review and approval of SMMC (which approval shall not be unreasonably withheld, delayed, or conditioned), the Company shall take all actions reasonably necessary to effect the transactions anticipated by this Section 3.01(e) under the Company Option Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to SMMC that all necessary determinations by the Board of Directors of the Company (the “Company Board”) or applicable committee of the Company Board to assume and convert Company Options in accordance with this Section 3.01(e) have been made.

(f)
At the Second Effective Time, by virtue of the Second Merger and without any action on the part of SMMC, Surviving Corporation, Second Merger Sub, or the holders of any securities of SMMC or the Surviving Corporation or the Second Merger Sub: (i) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and shall cease to exist without any conversion thereof or payment therefor; and (ii) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which shall constitute the only outstanding equity of the Surviving Entity.

SECTION 3.02
Consideration Election Procedure.

(a)
On or prior to the Election Date, each Company Stockholder (i) entitled to receive consideration pursuant to Section 3.01(b)  and (ii) who was a Company Stockholder on the date of the delivery of the Consent Solicitation Statement, shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.02. For the avoidance of doubt and notwithstanding anything else to the contrary set forth herein, each Cash Election or Stock Election made pursuant to this Section 3.02 shall be deemed to be made with respect to each applicable Company Stockholder on an “as-converted” to Company Common Stock basis.

(b)
SMMC shall prepare and file as an exhibit to the Registration Statement, a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. Not less than twenty (20) days prior to the Election Date, the Company shall mail or otherwise deliver the Form of Election to each holder of record (as of such mailing) of Company Common Stock and Company Preferred Stock.  Each Company Stockholder entitled to receive consideration pursuant to Section 3.01(b) shall use the Form of Election to make a Cash Election or a Stock Election. In the event that any such Company Stockholder fails to make a Cash Election or a Stock Election with respect to any or all Company Shares held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those shares.

(c)
Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (New York time) on the business day that is five (5) Business Days prior to the Closing Date or such other date as SMMC and the Company will, prior to the Closing, mutually agree (the “Election Date”), a Form of Election duly, completely and validly executed and accompanied by (A) Certificates to which such Form of Election relates or (B) in the case such shares are uncertificated, any additional documents required by the procedures set forth in the Form of Election, and in each case, together with any additional documents required by the procedures set forth in the Form of Election. SMMC and the Company shall publicly announce the anticipated Election Date at least ten (10) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and SMMC and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date; provided, that such subsequent announcement may be made five (5) Business Days prior to the Closing Date and the Election Date may be four (4) Business Days prior to the Closing Date.

(d)
Any election made pursuant to this Section 3.02 will have been properly made only if the Company will have actually received a properly completed Form of Election prior to the Election Date. Any Form of Election may be revoked or changed by the person submitting it, by written notice received by the Company prior to the Election Date.  In the event an Form of Election is validly revoked prior to the Election Date, the holders of the shares of Company Common Stock and Company Preferred Stock represented by such Form of Election then such holder shall be deemed to have made a Stock Election with respect to those shares, except to the extent a subsequent election is properly made prior to the Election Date.  Any Cash Election or Stock Election as of the Election Date is final and irrevocable, unless (i) otherwise consented to in writing by the Company (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article IX, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Common Stock (or Company Preferred Stock on an “as-converted” to Company Common Stock basis), no further registration of transfers of such shares shall be made on the stock transfer books of the Company until the Closing, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.02.

(e)
The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 3.02. None of SMMC, First Merger Sub, Second Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election.

SECTION 3.03
Exchange of Company Securities.

(a)
Exchange Agent.  On the Closing Date, SMMC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SMMC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, an amount in cash payable by SMMC pursuant to Section 3.01(b) and Section 3.03(i) (in any event, not to exceed the Cash Consideration Cap) and the number of shares of SMMC Elected Common Stock sufficient to deliver the Stock Consideration payable by SMMC pursuant to this Agreement, in each case, as set forth in the Merger Payment Schedule (such amount of cash and such shares of SMMC Elected Common Stock being hereinafter referred to as the “Exchange Fund”).  Upon the completion of such deposit, SMMC shall have no liability with respect to the amount in cash payable by SMMC pursuant to Section 3.01(b) and Section 3.03(i) or the Stock Consideration.  SMMC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the amount in cash payable by SMMC pursuant to Section 3.01(b) and Section 3.03(i) or the Per Share Stock Consideration, as applicable, out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement.  The Exchange Fund shall not be used for any other purpose.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by SMMC; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.  To the extent such fund increases for any reason above the level required to make prompt payment of any outstanding Per Share Cash Consideration to be paid in pursuant to Section 3.01(b)(i), SMMC shall, following such prompt payment, be the sole owner of any amounts left over in such Exchange Fund.

(b)
Exchange Procedures.  Concurrently with the mailing of the Consent Solicitation Statement, SMMC shall direct the Exchange Agent to mail to each holder of Company Common Stock or Company Preferred Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SMMC and the Company (the “Letter of Transmittal”) and which shall (A) have customary representations and warranties as to title, authorization, execution and delivery, (B) have a customary release of all claims against SMMC and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock or Company Preferred Stock, (C) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (D) include instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (to the extent such shares of Company Common Stock or Company Preferred Stock are or were certificated), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and SMMC shall direct the Exchange Agent to deliver the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in accordance with the provisions of Section 3.01 and Section 3.02, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c)
No Further Rights in Company Common Stock or Company Preferred Stock.  The Per Share Stock Consideration and the Per Share Cash Consideration, as applicable, payable upon conversion of the Company Shares (including Company Shares resulting from the conversion of the Company Preferred Stock and the Company Warrant) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(d)
Adjustments to Per Share Consideration.  The Per Share Stock Consideration and the Per Share Cash Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SMMC Elected Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)
Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one-year after the Effective Time shall be delivered to SMMC, upon demand, and any holders of Company Shares who have not theretofore complied with this Section 3.03 shall thereafter look only to SMMC for the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable.  Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SMMC free and clear of any claims or interest of any person previously entitled thereto.

(f)
No Liability.  None of the Exchange Agent, SMMC, the Surviving Corporation or the Surviving Entity shall be liable to any holder of Company Shares (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock and the Company Warrant) for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(g)
Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, each of the Surviving Corporation, the Surviving Entity, SMMC, First Merger Sub, Second Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Options or Company Shares (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock and the Company Warrant) such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non U.S. Tax Law.  To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

(h)
Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 and Section 3.02(b).

(i)
Fractional Shares.  No certificates or scrip or shares representing fractional shares of SMMC Elected Common Stock shall be issued upon the exchange of Company Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of SMMC or a holder of shares of SMMC Elected Common Stock.  Each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of SMMC Common Stock (after taking into account all Certificates surrendered by such holder and after aggregating all fractional shares that would otherwise be received by such holders into whole shares) shall receive, in lieu thereof, an amount equal to such fractional amount multiplied by the average weighted price per share of SMMC Class A Common Stock on the Nasdaq (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by SMMC and the Company) on each of the five (5) consecutive trading days ending with the last complete trading day prior to the Closing Date.

(j)
Merger Payment Schedule.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SMMC and the Exchange Agent a schedule (the “Merger Payment Schedule”) that is true, correct and consistent with the Forms of Election received by the Company pursuant to Section 3.02 showing (i) the percentage allocation of the Stock Consideration to each of the holders of Company Securities at the Closing as well as the corresponding number (and class) of shares of SMMC Elected Common Stock to be issued to such holders of Company Common Stock in accordance with Section 3.01 and the Company Charter, (ii) the Per Share Cash Consideration to be paid to each of the holders of Company Common Stock in accordance with Section 3.01 and the Company Charter and (iii) with respect to each holder of Company Securities, the Earnout Pro Rata Portion in respect of such holder’s Company Common Stock and the Earnout Pro Rata Portion in respect of such holder’s Company Options.  The Merger Payment Schedule shall also include (A) the name of each Company Securityholder and any other holder of Equity Equivalents and (B) the number and type of Company Shares, Company Options and other Equity Equivalents held by each holder thereof.  For the avoidance of doubt, SMMC and the Company agree that (1) if no Company Stockholder makes a Cash Election or receives cash pursuant to Section 3.03(i), the aggregate number of shares of SMMC Elected Common Stock to be issued in respect of Company Shares and issuable in respect of converted Company Options pursuant to the terms of this Agreement shall be 118,950,452 and the Merger Payment Schedule shall reflect the same, (2) if Company Stockholders make a number of Cash Elections that result in the Aggregate Cash Election Amount equaling or exceeding the Cash Consideration Cap (assuming a Cap Adjustment Amount and Applicable Redemption Amount equal to zero (0)), the number of shares of SMMC Elected Common Stock to be issued as Per Share Stock Consideration shall be 101,150,452 and (3) in no event shall the cash payable by SMMC or any other person in respect of Company Shares and the Company Warrant pursuant to the terms of this Agreement exceed the Cash Consideration Cap and the Merger Payment Schedule shall reflect the same.

SECTION 3.04
Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or SMMC for any reason shall be converted into the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, in accordance with the provisions of Section 3.01.

SECTION 3.05
Payment of Expenses.

(a)
No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to SMMC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date:  (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”).  On the Closing Date, following the Closing, SMMC shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Transaction Expenses.  For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Stockholders.

(b)
No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, SMMC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of SMMC, First Merger Sub, Second Merger Sub or Sponsor for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SMMC, First Merger Sub, Second Merger Sub or Sponsor in connection with the Transactions or otherwise in connection with SMMC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SMMC Transaction Expenses”).  On the Closing Date, SMMC shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding SMMC Transaction Expenses.

(c)
Except as set forth in this Section 3.05 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction are consummated, except that SMMC and the Company shall each pay fifty percent (50%) of all filing fees relating to all SEC and other regulatory filing fees (including those incurred in connection with the Registration Statement and the filing fee for the Notification and Report Forms filed under the HSR Act).

SECTION 3.06
Appraisal Rights.

(a)
Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the First Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such Company Shares, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of his, her or its Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Stock Consideration or Per Share Cash Consideration, as applicable, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.03(b), of the Certificate or Certificates that formerly evidenced such Company Shares.

(b)
Prior to the Closing, the Company shall give SMMC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SMMC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.07
Earnout Securities.  In accordance with Annex I hereto, SMMC will issue (a) within five (5) Business Days following the occurrence of the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone, as applicable, to each holder of Company Common Stock that had an Earnout Pro Rata Portion exceeding zero (0) and each holder of a Company Option that was assumed and has vested pursuant to, and without duplication with, Section 3.01(e), the $12.50 Earnout Shares and/or the $15.00 Earnout Shares, as applicable, and (b) as soon as practicable following the later of (1) the occurrence of the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone, as applicable, and (2) SMMC’s filing of a Form S-8 Registration Statement, to each holder of a 12.50 Unvested Converted Option or a 15.00 Unvested Converted Option, as applicable, the $12.50 Earnout RSUs and/or the $15.00 Earnout RSUs, as applicable, which Earnout Securities shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions, as applicable; provided, however, that in the case of Section 3.07(a), shares of Class 2 Common Stock (as defined in the SMMC A&R Charter) may be issued with respect to each Requisite Stockholder that has agreed to receive shares of Class 2 Common Stock as set forth in such Requisite Stockholder’s Support Agreement in lieu of $12.50 Earnout Shares and/or the $15.00 Earnout Shares as further set forth in Annex I. Notwithstanding the foregoing, the issuance of the Earnout Securities shall be subject to withholding pursuant to Section 3.03(g).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure letter delivered by the Company to SMMC, First Merger Sub and Second Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to SMMC, First Merger Sub and Second Merger Sub as follows:

SECTION 4.01
Organization and Qualification; Subsidiaries.

(a)
The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)
The Company has no subsidiaries.  The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02
Certificate of Incorporation and Bylaws.  The Company has prior to the date of this Agreement made available to SMMC in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws of the Company.  Such certificates of incorporation and bylaws are in full force and effect.  The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company is not in violation of any stockholders agreement, voting agreement or similar organizational document to which it is a party and, to the Company’s knowledge, no other party to any such agreement is in violation thereof.

SECTION 4.03
Capitalization.

(a)
The authorized capital stock of the Company consists of15,894,857 shares of Company Common Stock, of which 4,384,752 shares are issued and outstanding and of which 9,652,074 are reserved for issuance upon the Company Preferred Stock Conversion, 1,626,343 shares of Series A Preferred Stock, of which 1,626,343 shares are issued and outstanding, 208,846 shares of Series A-1 Preferred Stock, of which 208,846 shares are issued and outstanding, 325,263 shares of Series A-2 Preferred Stock, of which 325,263 shares are issued and outstanding, 2,875,755 shares of Series B Preferred Stock, of which 2,875,755 shares are issued and outstanding, 522,960 shares of Series C Preferred Stock, of which 508,433 shares are issued and outstanding and of which 14,527 shares are reserved for issuance pursuant to the Company Warrant, 1,259,965 shares of Series D Preferred Stock, of which 1,259,965 shares are issued and outstanding and 2,447,323 shares of Series E Preferred Stock, of which 2,447,323 shares are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Preferred Stock are as stated in the Company Charter. No Company Shares are held in the treasury of the Company and 2,265,228 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights (the “Company Share Awards”) granted pursuant to the Company Option Plans or otherwise.

(b)
Other than the Company Options and the Company Warrant, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company.  Except as set forth on Section 4.03(b) of the Company Disclosure Schedule, the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company.  There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company.

(c)
Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding, if applicable:  (i) the name of the Company Share Award recipient; (ii) whether the Company Share Award was granted pursuant to the Company Option Plans; (iii) the number and type of shares of the Company outstanding with respect to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires.  The Company has made available to SMMC in the Virtual Data Room an accurate and complete copy of the Company Option Plan and all forms of award agreements evidencing all outstanding Company Share Awards.  No Company Option was granted with an exercise price per share less than the fair market value of the underlying shares of Company Common Stock as of the date such Company Option was granted.  All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)
There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e)
(i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding Company Shares, all outstanding Company Share Awards and Company Options, have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a party and the organizational documents of the Company.

(f)
Except for the Company Shares held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g)
All outstanding Company Shares have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable Contracts to which the Company is a party.

SECTION 4.04
Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SMMC, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).  No state takeover Law or similar restrictions are applicable to the Mergers or the other Transactions.

SECTION 4.05
No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(b) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Contract to which the Company is a party or by which its assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)
The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06
Permits; Compliance.

(a)
The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.  Each Company Permit is in full force and effect in accordance with its terms and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing.  To the knowledge of the Company, none of such Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions.  There are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Company Permit.  Each of the Company and its Subsidiaries is in material compliance with all Company Permits applicable to the Company.

(b)
Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected be material to the Company, the Company is, and since December 31, 2017 has been, in compliance with all applicable Laws.  The Company has not received any written notice from any Governmental Authority of any violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2017, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company.

(c)
The Company is not in conflict with, or in default, breach or violation of, and to the Company’s knowledge, there is no an event which, with notice or lapse of time or both, would become a default of, any Material Contract, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not, individually or in the aggregate, reasonably be expected to be material to the Company.

SECTION 4.07
Financial Statements; Internal Controls.

(a)
The Company has made available to SMMC in the Virtual Data Room true and complete copies of the audited balance sheet of the Company as of December 31, 2018 and the unaudited balance sheet of the Company as of December 31, 2019, and the related statements of operations and cash flows of the Company for each of the years then ended (collectively, the “Annual Financial Statements”), and which contain an unqualified report of the Company’s auditors.  Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)
The Company has made available to SMMC in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company as of June 30, 2020 (the “Interim Financial Statements Date”), and the related unaudited statements of operations and cash flows of the Company for the six-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule.  The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)
Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, the Company does not have any liability, debt or obligation of a nature (whether accrued, absolute, contingent or otherwise), required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for:  (i) liabilities that were incurred in the ordinary course of business since the Interim Financial Statements Date, (ii) liabilities or obligations disclosed in the Company Disclosure Schedule or (iii) such other liabilities and obligations which would not, individually or in the aggregate, reasonably expected to be material to the Company.  The Company is not a party to, and does not have any commitment to become a party to, any contract or arrangement that would constitute an “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company on the Annual Financial Statements or the Interim Financial Statements.

(d)
Since the Formation Date, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)
To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.  None of the Company or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)
All accounts receivable of the Company reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements.  To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters.  The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices.  Since December 31, 2019, the Company has not modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company sells goods, fills orders or record sales.

(g)
All accounts payable of the Company reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable.  Since December 31, 2019, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(h)
The Company maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.  The Company has made available to SMMC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data.  The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company.  Since December 31, 2019, there have been no material changes in the Company’s internal control over financial reporting.

(i)
Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

SECTION 4.08
Absence of Certain Changes or Events.

(a)
Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or the Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses (or sublicenses of Company Owned IP granted in the ordinary course of business), and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

(b)
Since December 31, 2019, there has not been a Company Material Adverse Effect.

SECTION 4.09
Absence of Litigation.  There is no material Action pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company.  Neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10
Employee Benefit Plans.

(a)
Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company for the benefit of any current or former employee, officer, director or consultant, or under which the Company has or could incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

(b)
With respect to each Plan, the Company has made available to SMMC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any material, non-routine correspondence from any Governmental Authority with respect to any Plan since the Formation Date.  The Company does not have any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)
None of the Plans is or was since the Formation Date, nor does the Company or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.  For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d)
The Company is not, nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.  The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e)
None of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

(f)
Each Plan is and has been since the Formation Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code.  The Company and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan.  No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)
Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)
There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company.  There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)
All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j)
The Company and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)
The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)
Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11
Labor and Employment Matters.

(a)
Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis:  (i) title or position (including whether full or part time); (ii) hire date and service date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation.  As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)
(i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company by any of their respective current or former employees; (ii) the Company is not, nor has the Company been since the Formation Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

(c)
The Company is and has been since the Formation Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Laws), immigration, employee classification, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(d)
(i) All individuals who perform or have performed services for the Company have been properly classified under applicable Law (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), (ii) no such individual has been improperly included or excluded from any Plan, and (iii) the Company does not have notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

SECTION 4.12
Real Property; Title to Assets.

(a)
The Company does not own any real property.

(b)
Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment, extension, renewal or guaranty to any of the foregoing (collectively, the “Lease Documents”).  True, correct and complete copies of all Lease Documents have been made available to SMMC in the Virtual Data Room.  Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, licenses, subleases, sublicenses, concessions or other Contracts granting to any person other than the Company the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Company, has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)
Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company.  There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individual or in the aggregate, be material to the Company.

(d)
The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

SECTION 4.13
Intellectual Property.

(a)
Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company: (1) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar), and (2) all Contracts or agreements to use any material Company Licensed IP (other than Contracts for (x) commercially available, “off-the-shelf” Software and Open Source Software, and (y) commercially available Business Systems). The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of the Company as currently conducted and is sufficient for the conduct of such business as currently conducted as of the date hereof; for clarity, the Company’s only representations of non-infringement are as set out in Section 4.13(d) hereof.

(b)
Other than as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all material Company Licensed IP.  All material Company Owned IP is subsisting, and to the knowledge of the Company, valid and enforceable, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filing related thereto, in each case due prior to the date hereof, have been duly made.  No loss or expiration of any of the Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

(c)
The Company has taken and takes commercially reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its trade secrets and other material Confidential Information.  The Company has not disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)
Other than as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) there have been no claims filed and served or material claims threatened in writing, against the Company, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; provided, that, with respect to patents and trademarks, such representation is made only to the Company’s knowledge; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) the Company has not received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)
Other than as set forth in Section 4.13(e) of the Company Disclosure Schedule, all persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company, substantially in the form made available to First Merger Sub, Second Merger Sub or SMMC in the Virtual Data Room, pursuant to which each person (i) conveys to the Company any and all right, title and interest in and to all Intellectual Property developed by such person specifically for the Company and (ii) obligates such person to keep any confidential information, including trade secrets, of the Company confidential both during and after the term of employment or engagement.

(f)
Section 4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products by the Company, and for each such item of Open Source Software, the name and version number of the applicable license.

(g)
The Company does not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company Owned IP, or (ii) under any Reciprocal License.

(h)
The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company as currently conducted by the Company.  The Company maintains commercially reasonable data backup, data storage, system redundancy, disaster recovery, business continuity and risk assessment plans, procedures and facilities. The Business Systems controlled by the Company (i) are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and perform the functions necessary to carry on the conduct of the business of the Company, (ii) conform in all material respects with all specifications, representations and warranties established by the Company or to its customers pursuant to its contractual obligations to its customers, and (iii) have been maintained by the Company in accordance with its contractual obligations to its customers. To the Company’s knowledge since the Formation Date, there has not been any material failure, breakdown, or other adverse event with respect to any of the Business Systems that are material to the conduct of the Company’s business that has not been remedied or replaced in all material respects.

(i)
The Company has possession of or access to the source code for each material version of Software owned or purported to be owned by the Company (“Company Software”), as well as all documentation related thereto, sufficient to enable a software developer of reasonable skill to understand, debug, repair, revise, modify, enhance, compile, support and otherwise utilize such Software. Except as set forth on Schedule 4.13(i) of the Company Disclosure Schedule, to the knowledge of the Company, no person other than the Company and its contractors engaged to provide services relating to the Company Software has possession of or access to or rights in the source code of any Company Software. With respect to all material Company Software, the Company is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Company Software. The Company has not disclosed source code for Company Software to a third party outside of the scope of a written agreement that reasonably protects the Company’s rights in such source code. Other than pursuant to agreements entered into in the ordinary course of business, no person other than the Company has any rights to use any Company Software.

(j)
The server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) used in the Company’s networks provide sufficient redundancy and speed to meet industry standards relating to availability.

(k)
Except as would not reasonably be expected to result in liability material to the Company, the Company currently and since the Formation Date has complied with (i) all Privacy/Data Security Laws applicable to the Company, (ii) any applicable written privacy or other policies of the Company, respectively, published on a Company website or otherwise made publicly available by the Company concerning the collection, dissemination, storage or use of Personal Information in the Company’s possession, custody or control, (iii) industry standards to which the Company is contractually bound to adhere with respect to Personal Information in the Company’s possession, custody or control, and (iv) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”).  The Company has implemented commercially reasonable data security safeguards to protect the security and integrity of the Business Systems constituting Company Owned IP and any Personal Information in the Company’s possession, custody or control. The Company’s employees and contractors receive commercially reasonable training on information security issues.  To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components.  Since the Formation Date, except as would not reasonably be expected to result in liability material to the Company, the Company has not (i) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information in the Company’s possession, custody or control; or (ii) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information in the Company’s possession, custody or control, or the violation of any applicable Data Security Requirements.

(l)
The Company (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date.

(m)
The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Owned IP.

SECTION 4.14
Taxes.

(a)
The Company:  (i) has duly and timely filed all material Tax Returns it is required to have filed as of the date hereof (taking into account any extension of time within which to file) or has adequately reserved in its Annual Financial Statements and all such filed Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is required to have paid as of the date hereof to avoid penalties or charges for late payment or has adequately reserved in its Annual Financial Statements; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. The probable and estimable unpaid Taxes of the Company as of the date of the Interim Financial Statements did not exceed the reserves for Taxes of the Company set forth in the Interim Financial Statements.

(b)
The Company is not a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, and does not have any liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(c)
The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(d)
The Company has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)
The Company has never been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)
The Company does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise pursuant to applicable Law.

(g)
The Company does not have any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand.

(h)
The Company has made available to SMMC in the Virtual Data Room true, correct and complete copies of the U.S. federal income Tax Return filed by the Company for its 2018 tax year.

(i)
The Company has not, in any year for which the applicable statute of limitations remains, open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)
The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)
Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that has not been paid or otherwise resolved in full.

(l)
There are no Tax Liens upon any assets of the Company except for Permitted Liens.

(m)
The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company has not received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)
The Company has not received written notice of any claim from a Tax authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to Tax in such jurisdiction.

(o)
For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

(p)
The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

SECTION 4.15
Environmental Matters.  (a)  The Company is in compliance with, and since the Formation Date has not materially violated, applicable Environmental Laws; (b) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with, and the Company has not used, handled, stored, released, transported or disposed of, any Hazardous Substance in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) the Company is not, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company is and has been in compliance in all material respects with such Environmental Permits; and (e) the Company is not the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company received any written notice, alleging any material violation of or, or material liability under, Environmental Laws or relating to Hazardous Substances.

SECTION 4.16
Material Contracts.

(a)
Section 4.16(a) of the Company Disclosure Schedule lists the following types of Contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)
all Contracts and agreements with consideration payable to or by the Company, exclusive of postage or interchange and based on the prior 12-months of revenue, of more than $500,000, in the aggregate, over any 12-month period;

(ii)
all Contracts and agreements with suppliers to the Company, including those relating to the design, development, manufacture or sale of Products of the Company, for expenditures paid or payable by the Company of more than $500,000, in the aggregate, over the 12-month period prior to the date hereof, other than purchase orders on the form of such purchase order made available in the Virtual Data Room;

(iii)
all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which the Company is a party that are material to the business of the Company;

(iv)
all management Contracts (excluding Contracts for employment)  to the extent material to the business of the Company;

(v)
all Contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(vi)
all Contracts and agreements evidencing Indebtedness in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or Lien on any of the property or assets of the Company, and all agreements or instruments guaranteeing the debts or other obligations of any person;

(vii)
all Contracts establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company;

(viii)
all Contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(ix)
all Contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x)
all Contracts or arrangements that result in any person or entity holding a power of attorney from the Company that materially relates to the Company, or materially impacts its business;

(xi)
all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xii)
all Contracts required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xiii)
all Contracts which involve the license or grant of rights to Company Owned IP by the Company that are material to the business of the Company, other than revocable, non-exclusive licenses (or sublicenses) granted in the ordinary course of business;

(xiv)
all Contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv)
all Contracts or agreements for the development of Company Owned IP for the benefit of the Company that are material to the Company, other than employment and consulting agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification;

(xvi)
all Contracts or agreements under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company;

(xvii)
any Company Affiliate Agreement that will not be terminated at or prior to the Closing;

(xviii)
any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, earn-outs, backend payment, deferred payments or similar obligation;

(xix)
any Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of the Company; and

(xx)
any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company since December 31, 2017 involving consideration in excess of $1,000,000 of any person or other business organization, division or business of any person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such person or by any other manner).

(b)
Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in material breach or violation of, or material default, or would be in material breach or violation of, or material default, with the giving of notice or lapse of time or both, under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default, or would be in material breach or violation of, or material default, with the giving of notice or lapse of time or both, under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of any material default under any such Material Contract.  The Company has furnished or made available to SMMC in the Virtual Data Room true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17
Insurance.

(a)
Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)
With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18
Board Approval; Vote Required.  The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of the Company, (b) approved this Agreement and the Mergers and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders.  The Requisite Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions.  The Written Consent, if executed and delivered by the Company Stockholders that have executed Stockholder Support Agreements, would satisfy the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19
Interested Party Transactions.  Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no stockholder, director, employee, officer or other affiliate of the Company or any of their respective Affiliates or immediate family members, to the Company’s knowledge, has or has had, directly or indirectly:  (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; (d) beneficial ownership interest (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (e) any contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19 (each of the foregoing, a “Company Affiliate Agreement”).  The Company has not, since the Formation Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.20
Exchange Act.  The Company is not currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.21
Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.22
Certain Business Practices.

(a)
In the last five (5) years, none of the Company, any of its directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Law.

(b)
In the last five (5) years, none of the Company, any of its directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; or (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company. In the last five (5) years, the Company and its directors, officers, and employees, and, to the Company’s knowledge, agents, while acting on behalf of the Company, have been in compliance in all material respects with applicable Ex-Im Laws.

(c)
In the last five (5) years, there are no, and since the Formation Date, there have not been any material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company or any of its respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 4.23
Registration Statement.  The Company represents that the information supplied by the Company for inclusion in the Registration Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SMMC, (iii) the time of the SMMC Stockholders’ Meeting, and (iv) the Effective Time; provided, however, notwithstanding the foregoing provisions of this Section 4.23, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

SECTION 4.24
Exclusivity of Representations and Warranties; Company’s Investigation and Reliance.  Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or any other Ancillary Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SMMC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or any other Ancillary Agreement or in the Company Officer’s Certificate, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SMMC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SMMC, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.  The Company and its Representatives have been provided with full and complete access to the Representatives, properties, offices and other facilities, books and records of SMMC and other information that they have requested in connection with their investigation of SMMC and the Transactions.  The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SMMC, First Merger Sub, Second Merger Sub or any of their respective Representatives, except as expressly set forth in this Agreement (as modified by the SMMC Disclosure Schedule) or the other Transaction Documents.  None of SMMC, First Merger Sub, Second Merger Sub nor any of its respective shareholders, Affiliates or Representatives shall have any liability to the Company or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials provided to the Company in any form in expectation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SMMC, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in SMMC’s disclosure letter delivered by SMMC to the Company in connection with this Agreement (the “SMMC Disclosure Schedule”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced) and in SMMC SEC Reports (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), SMMC hereby represents and warrants to the Company as follows:

SECTION 5.01
Corporate Organization.

(a)
Each of SMMC, First Merger Sub and Second Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a SMMC Material Adverse Effect.

(b)
First Merger Sub and Second Merger Sub are the only subsidiaries of SMMC.  Except for First Merger Sub and Second Merger Sub, SMMC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

SECTION 5.02
Governing Documents.  Each of SMMC, First Merger Sub and Second Merger Sub has heretofore furnished to the Company complete and correct copies of the SMMC Organizational Documents, First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents.  The SMMC Organizational Documents, First Merger Sub Organizational Documents and Second Merger Sub Organizational Documents are in full force and effect.  Neither SMMC, First Merger Sub, nor Second Merger Sub is in violation of any of the provisions of the SMMC Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents.

SECTION 5.03
Capitalization.

(a)
The authorized capital stock of SMMC consists of (i) 220,000,000 shares of common stock, par value $0.0001 per share (“SMMC Common Stock”) or, upon the effectiveness of the SMMC Charter Amendment, will consist of 540,000,000 shares of SMMC Common Stock, consisting of (A) 200,000,000 shares of Class A Common Stock (“SMMC Class A Common Stock”) or, upon the effectiveness of the SMMC Charter Amendment, 493,000,000 shares of Class A Common Stock, (B) 20,000,000 shares of Class B Common Stock (“SMMC Class B Common Stock”), and, upon the effectiveness of the SMMC Charter Amendment, (C) 27,000,000 shares of Class C Common Stock (“SMMC Class C Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SMMC Preferred Stock”).  As of the date of this Agreement (i) 25,000,000 shares of SMMC Class A Common Stock and 6,250,000 shares of SMMC Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of SMMC Common Stock are held in the treasury of SMMC, (iii) 6,954,500 private placement warrants (as described in the Prospectus) are issued and outstanding and 6,954,500 shares of SMMC Class A Common Stock are issuable in respect of such private placement warrants, and (iv) 12,500,000 SMMC Public Warrants are issued and outstanding and 12,500,000 shares of SMMC Class A Common Stock are issuable in respect of the SMMC Public Warrants (the warrants described in clauses (iii) and (iv), the “SMMC Warrants”).  As of the date of this Agreement, there are no shares of SMMC Preferred Stock issued and outstanding.  Each SMMC Warrant is exercisable for one share of SMMC Class A Common Stock at an exercise price of $11.50.

(b)
As of the date of this Agreement, the authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “First Merger Sub Common Stock”). As of the date hereof, 100 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SMMC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the First Merger Sub Organizational Documents. All membership interests of Second Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SMMC free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Second Merger Sub Organizational Documents.

(c)
All outstanding shares of SMMC Common Stock and SMMC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SMMC Organizational Documents.

(d)
The Per Share Stock Consideration being delivered by SMMC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the SMMC Organizational Documents and any other Ancillary Agreement.  The Per Share Stock Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)
Except for securities issued pursuant to the Subscription Agreements, securities issued by SMMC as permitted by this Agreement and the Sponsor Warrants, SMMC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SMMC or obligating SMMC to issue or sell any shares of capital stock of, or other equity interests in, SMMC.  All shares of SMMC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  Neither SMMC nor any subsidiary of SMMC is a party to, or otherwise bound by, and neither SMMC nor any subsidiary of SMMC has granted, any equity appreciation rights, participations, phantom equity or similar rights.  Except for the Transaction Documents, SMMC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SMMC Common Stock or any of the equity interests or other securities of SMMC or any of its subsidiaries.  Except with respect to the Redemption Rights and the SMMC Warrants, there are no outstanding contractual obligations of SMMC to repurchase, redeem or otherwise acquire any shares of SMMC Common Stock.  There are no outstanding contractual obligations of SMMC to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

SECTION 5.04
Authority Relative to This Agreement; Vote Required.

(a)
Each of SMMC, First Merger Sub and Second Merger Sub have all necessary corporate power and authority or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Transaction Documents to which it is a party and, upon receipt of the SMMC Stockholder Approval and the sole stockholder approval of First Merger Sub and the effectiveness of the SMMC Charter Amendment, to perform its respective obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by each of SMMC, First Merger Sub and Second Merger Sub and the consummation by each of SMMC, First Merger Sub and Second Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and, except for the SMMC Stockholder Approval and the sole stockholder approval of First Merger Sub and the effectiveness of the SMMC Amendment, no other corporate proceedings on the part of SMMC, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and effectiveness of appropriate merger documents as required by the DGCL and DLLCA,).  This Agreement has been duly and validly executed and delivered by SMMC, First Merger Sub and Second Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SMMC, First Merger Sub or Second Merger Sub, enforceable against SMMC, First Merger Sub or Second Merger Sub in accordance with its terms subject to the Remedies Exceptions.

(b)
The affirmative vote of (i) holders of a majority of the outstanding shares of SMMC Class A Common Stock and SMMC Class B Common Stock, voting together as a single class, cast at the SMMC Stockholders’ Meeting shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of SMMC Class A Common Stock and SMMC Class B Common Stock, voting together as a single class, cast at the SMMC Stockholders’ Meeting shall be required to approve the Nasdaq Proposal, (iii) holders of a majority of the outstanding shares of SMMC Class A Common Stock and SMMC Class B Common Stock, voting together as a single class, shall be required to approve the Charter Amendment Proposal, (iv) (A) holders of a majority of the outstanding shares of SMMC Class A Common Stock and SMMC Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to approve the A&R Charter Proposal, and (v) holders of a majority of the outstanding shares of SMMC Class A Common Stock and SMMC Class B Common Stock, voting together as a single class, cast at the SMMC Stockholders’ Meeting shall be required to approve the Equity Plan Proposals, in each case, assuming a quorum is present, to approve. The SMMC Proposals are the only votes of any of SMMC’s capital stock necessary in connection with the entry into this Agreement by SMMC, and the consummation of the transactions contemplated hereby, including the Closing (the approval by SMMC Stockholders of all of the foregoing, collectively, the “SMMC Stockholder Approval”).

SECTION 5.05
No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by each of SMMC, First Merger Sub and Second Merger Sub do not, and (in the case of SMMC), upon the receipt of the SMMC Stockholder Approval and the sole stockholder approval of First Merger Sub and the effectiveness of the SMMC Charter Amendment, the performance of this Agreement by each of SMMC, First Merger Sub and Second Merger Sub will not, (i) conflict with or violate the SMMC Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SMMC, First Merger Sub or Second Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SMMC, First Merger Sub or Second Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SMMC, First Merger Sub or Second Merger Sub is a party or by which each of SMMC, First Merger Sub or Second Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SMMC Material Adverse Effect.

(b)
The execution and delivery of this Agreement by each of SMMC, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of SMMC, First Merger Sub and Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA, (ii) the filing and effectiveness of appropriate merger documents as required by the DGCL and DLLCA, (iii) the filing and effectiveness of the SMMC Charter Amendment and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SMMC, First Merger Sub or Second Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06
Compliance.  Neither SMMC, First Merger Sub nor Second Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SMMC, First Merger Sub or Second Merger Sub or by which any property or asset of SMMC, First Merger Sub or Second Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SMMC, First Merger Sub or Second Merger Sub is a party or by which SMMC, First Merger Sub or Second Merger Sub or any property or asset of SMMC, First Merger Sub or Second Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SMMC Material Adverse Effect.  Each of SMMC, First Merger Sub and Second Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SMMC, First Merger Sub or Second Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07
SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)
SMMC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 19, 2019, together with any amendments, restatements or supplements thereto (collectively, the “SMMC SEC Reports”).  SMMC has heretofore furnished to the Company true and correct copies of all material amendments and modifications that have not been filed by SMMC with the SEC to all agreements, documents and other instruments that previously had been filed by SMMC with the SEC and are currently in effect.  As of their respective dates, the SMMC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each director and executive officer of SMMC has filed with the SEC on a timely basis all documents required with respect to SMMC by Section 16(a) of the Exchange Act.

(b)
Each of the financial statements (including, in each case, any notes thereto) contained in the SMMC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S‑X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SMMC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material).  SMMC has no off-balance sheet arrangements that are not disclosed in the SMMC SEC Reports.  No financial statements other than those of SMMC are required by GAAP to be included in the consolidated financial statements of SMMC.

(c)
Except as and to the extent set forth in the SMMC SEC Reports, neither SMMC, First Merger Sub nor Second Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were incurred in the ordinary course of SMMC’s, First Merger Sub’s or Second Merger Sub’s business, (ii) liabilities or obligations disclosed in the SMMC Disclosure Schedule or (iii) such other liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to SMMC.

(d)
SMMC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e)
SMMC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to SMMC and other material information required to be disclosed by SMMC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SMMC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Such disclosure controls and procedures are effective in timely alerting SMMC’s principal executive officer and principal financial officer to material information required to be included in SMMC’s periodic reports required under the Exchange Act.

(f)
SMMC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SMMC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.  SMMC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SMMC to SMMC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SMMC to record, process, summarize and report financial data.  SMMC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SMMC.  Since March 31, 2020, there have been no material changes in SMMC internal control over financial reporting.

(g)
There are no outstanding loans or other extensions of credit made by SMMC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SMMC and SMMC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)
Neither SMMC (including any employee thereof) nor SMMC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SMMC, (ii) any fraud, whether or not material, that involves SMMC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SMMC or (iii) any claim or allegation regarding any of the foregoing.

(i)
As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SMMC SEC Reports.  To the knowledge of SMMC, none of the SMMC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08
Absence of Certain Changes or Events.  Since December 31, 2019, except as expressly contemplated by this Agreement, (a) SMMC has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority and (b) there has not been any SMMC Material Adverse Effect.

SECTION 5.09
Absence of Litigation.  There is no material Action pending or, to the knowledge of SMMC, threatened against SMMC, or any property or asset of SMMC, before any Governmental Authority.  Neither SMMC nor any material property or asset of SMMC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SMMC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10
Board Approval.

(a)
The SMMC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of SMMC and its stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the net assets held in the Trust Account (net of amounts withdrawn to fund regulatory compliance costs and to pay Taxes and excluding the amount of any deferred underwriting discount), (iii) approved the transactions contemplated by this Agreement as a Business Combination, (iv) approved this Agreement and the Transactions and declared their advisability, and (v) resolved to recommend that the stockholders of SMMC approve each of the matters requiring SMMC Stockholder Approval and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of SMMC at the SMMC Stockholders’ Meeting.

(b)
The board of directors of First Merger Sub has approved and declared advisable, this Agreement and the Transactions, and SMMC, in its capacity as the sole stockholder of First Merger Sub shall approve and adopt this Agreement by written consent immediately following its execution. The board of managers of Second Merger Sub has approved and declared advisable, this Agreement and the Transactions, and SMMC, in its capacity as the sole member of Second Merger Sub has approved and adopted this Agreement by written consent.

SECTION 5.11
No Prior Operations of First Merger Sub and Second Merger Sub.  Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or the Transaction Documents.

SECTION 5.12
Brokers.  Except as set forth on Section 5.12 of the SMMC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SMMC, First Merger Sub or Second Merger Sub.

SECTION 5.13
SMMC Trust Fund.  As of the date of this Agreement, SMMC has no less than two hundred fifty million dollars ($250,000,000) in the trust fund established by SMMC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”).  The monies of such Trust Account are invested in United States Government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company, a New York Corporation (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 19, 2019, between SMMC and the Trustee (the “Trust Agreement”).  The Trust Agreement has not been amended or modified and is a valid and binding obligation of SMMC and is in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions.  SMMC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by SMMC or the Trustee.  There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied):  (i) between SMMC and the Trustee that would cause the description of the Trust Agreement in the SMMC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SMMC, that would entitle any person (other than stockholders of SMMC who shall have elected to redeem their shares of SMMC Class A Common Stock pursuant to the Offer) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released except:  (A) to pay income and franchise Taxes from any interest income earned in the Trust Account or fund regulatory compliance costs; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SMMC Organizational Documents.  As of the date hereof, there are no Actions pending or, to the knowledge of SMMC, threatened in writing with respect to the Trust Account.  Upon consummation of the First Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SMMC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SMMC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SMMC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of SMMC who shall have exercised their Redemption Rights and (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SMMC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SMMC at the Effective Time (other than any funds to be distributed to stockholders of SMMC who have elected to redeem their shares of SMMC Class A Common Stock pursuant to the Offer).

SECTION 5.14
Employees.  Other than any officers as described in the SMMC SEC Reports and consultants and advisors in the ordinary course of business or in connection with SMMC’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, SMMC, First Merger Sub and Second Merger Sub have never employed any employees or retained any contractors.  Other than reimbursement of any out-of-pocket expenses incurred by SMMC’s officers and directors in connection with activities on SMMC’s behalf in an aggregate amount not in excess of the amount of cash held by SMMC outside of the Trust Account, SMMC has no unsatisfied material liability with respect to any officer or director.  SMMC, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any Employee Benefit Plan.

SECTION 5.15
Taxes.

(a)
SMMC, First Merger Sub and Second Merger Sub (i) have duly and timely filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii)  have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of SMMC, for any Taxes of SMMC as of the date of such financial statements that have not been paid.

(b)
Neither SMMC, First Merger Sub nor Second Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an Ordinary Commercial Agreement.

(c)
None of SMMC, First Merger Sub nor Second Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) prepaid amount received prior to the Closing outside the ordinary course of business; or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(d)
Each of SMMC, First Merger Sub and Second Merger Sub has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)
Neither SMMC, First Merger Sub nor Second Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)
Neither SMMC, First Merger Sub nor Second Merger Sub has any liability for the Taxes of any person (other than SMMC, First Merger Sub and Second Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise pursuant to applicable Law.

(g)
Neither SMMC, First Merger Sub nor Second Merger Sub has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between SMMC, First Merger Sub or Second Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h)
Neither SMMC, First Merger Sub nor Second Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)
Neither SMMC, First Merger Sub nor Second Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)
Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against SMMC, First Merger Sub or Second Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that has not been paid or otherwise resolved in full.

(k)
There are no Tax Liens upon any assets of SMMC, First Merger Sub or Second Merger Sub except for Permitted Liens.

(l)
Neither SMMC, First Merger Sub nor Second Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither SMMC, First Merger Sub nor Second Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)
Neither SMMC, First Merger Sub nor Second Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SMMC, First Merger Sub or Second Merger Sub does not file Tax Returns stating that SMMC, First Merger Sub or Second Merger Sub is or may be subject to Tax in such jurisdiction.

(n)
For U.S. federal income tax purposes, each of SMMC and First Merger Sub is, and has been since its formation, classified as a corporation, and Second Merger Sub is, and has been since its formation, classified as an entity disregarded as separate from SMMC.

(o)
SMMC, First Merger Sub and Second Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

SECTION 5.16
Registration and Listing.  The issued and outstanding SMMC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SMMCU.”  The issued and outstanding shares of SMMC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SMMC.”  The issued and outstanding SMMC Warrants that were included as part of the SMMC Units (the “SMMC Public Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SMMCW.”  As of the date of this Agreement, there is no Action pending or, to the knowledge of SMMC, threatened in writing against SMMC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SMMC Units, the shares of SMMC Class A Common Stock, or SMMC Warrants or terminate the listing of SMMC on the Nasdaq Capital Market.  None of SMMC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SMMC Units, the shares of SMMC Class A Common Stock, or the SMMC Warrants under the Exchange Act.

SECTION 5.17
Registration Statement.  SMMC represents that the information supplied by SMMC for inclusion in the Registration Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SMMC, (iii) the time of the SMMC Stockholders’ Meeting, and (iv) the Effective Time; provided, however, that SMMC makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to SMMC by or on behalf of the Company specifically for inclusion in the Registration Statement.

SECTION 5.18
SMMC’s, First Merger Sub’s and Second Merger Sub’s Investigation and Reliance.  Each of SMMC, First Merger Sub and Second Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by SMMC, First Merger Sub and Second Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose.  Neither SMMC, First Merger Sub nor Second Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of their respective Representatives, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or the other Transaction Documents.  Neither the Company nor any of its respective shareholders, Affiliates or Representatives shall have any liability to SMMC, First Merger Sub or Second Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SMMC, First Merger Sub and Second Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions except as set forth in this Agreement and the other Transaction Documents.  Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the other Transaction Documents.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 6.01
Conduct of Business by the Company Pending the Mergers.

(a)
The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly required by any other provision of this Agreement or any other Ancillary Agreement, (2) expressly set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law, unless SMMC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)
the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii)
the Company shall use its reasonable best efforts to (A) preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations and (B) maintain all insurance policies of the Company or substitutes therefor.

(b)
By way of amplification and not limitation, except as (1) expressly required by any other provision of this Agreement or any Ancillary Agreement, (2) as expressly set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law, the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SMMC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)
amend or otherwise change its certificate of incorporation or bylaws other than with respect to the Post-Signing Company Charter Amendment;

(ii)
issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including, without limitation, any phantom interest), of the Company; provided that the exercise or settlement of any Company Options in the ordinary course of business shall not require the consent of SMMC; provided, further, that the Company may grant equity compensation pursuant to the Company Option Plans in respect of an amount of shares of Company Common Stock not to exceed eighty thousand (80,000) shares of Company Common Stock in the aggregate; or (B) any material assets of the Company;

(iii)
acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other person;

(iv)
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)
(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness for borrowed money or otherwise or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets except, with respect to this clause (B), the incurrence of Indebtedness for borrowed money pursuant to the instruments listed on Section 6.01(b)(vi) of the Company Disclosure Schedule in an amount not to exceed ten million dollars ($10,000,000) in the aggregate;

(vii)
(A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant Company; provided, that, other than any equity compensation granted pursuant to the second proviso of Section 6.01(b)(ii), any such increase shall only take the form of cash and shall not include any Equity Equivalents or any increase that would be required to be disclosed in a filing with the SEC if the Company were subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee whose individual annual compensation shall exceed $250,000, except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business, (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement, and (4) enter into the retention agreements with executive officers, key employees or directors set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule;

(viii)
other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any employee or director or officer of the Company other than in the ordinary course of business;

(ix)
adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)
make any material tax election, amend a material Tax Return, or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(xi)
materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company;

(xii)
intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xiii)
waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xiv)
enter into, amend, modify or terminate or waive, assign or transfer any rights under any Lease;

(xv)
acquire or dispose of any interest in real property or fail to exercise any rights of renewal under any Lease that by its terms would otherwise expire;

(xvi)
enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(xvii)
enter into, renew or amend in any material respect any Company Affiliate Agreement;

(xviii)
fail to maintain its existence or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement); or

(xix)
enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SMMC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to SMMC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date.  Prior to the Closing Date, each of SMMC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02
Conduct of Business by SMMC, First Merger Sub and Second Merger Sub Pending the Merger.  Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), and except as set forth on Section 6.02 of SMMC’s Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SMMC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SMMC, First Merger Sub and Second Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice.  By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements or the transactions contemplated by the Cancellation Agreement), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the SMMC Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither SMMC, First Merger Sub nor Second Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)
amend or otherwise change the SMMC Organizational Documents, First Merger Sub Organizational Documents or Second Merger Sub Organizational Documents or form any subsidiary of SMMC other than First Merger Sub and Second Merger Sub, other than to effectuate the SMMC Charter Amendment, SMMC A&R Charter and the SMMC A&R Bylaws;

(b)
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SMMC Organizational Documents;

(c)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SMMC Common Stock or SMMC Warrants except for redemptions from the Trust Fund that are required pursuant to the SMMC Organizational Documents;

(d)
issue, sell, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SMMC, First Merger Sub or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or that derive their value therefrom, or any other ownership interest (including, without limitation, any phantom interest), of SMMC, First Merger Sub or Second Merger Sub, except (i) in connection with conversion of the SMMC Class B Common Stock pursuant to the SMMC Organizational Documents or (ii) in connection with the Transactions (including the transactions contemplated by the Subscription Agreements);

(e)
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, purchase a material portion of the assets or equity of, any corporation, partnership, other business organization or any division thereof, or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)
incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for any such indebtedness of another person or persons, make any loans or advances, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SMMC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(g)
make any material tax election, amend a material Tax Return, or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(h)
liquidate, dissolve, reorganize or otherwise wind up the business and operations of SMMC, First Merger Sub or Second Merger Sub;

(i)
amend the Trust Agreement; or

(j)
other than as set forth in the SMMC A&R Charter, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SMMC prior to the Closing Date.  Prior to the Closing Date, each of SMMC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03
Claims Against Trust Account.  Reference is made to the final prospectus of SMMC, dated as of June 20, 2019 and filed with the SEC (Registration No. 333-231881) on June 20, 2019 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that SMMC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SMMC’s public stockholders (including overallotment shares acquired by SMMC’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, SMMC may disburse monies from the Trust Account only:  (a) to the Public Stockholders in the event they elect to redeem their SMMC Class A Common Stock pursuant to the Offer in connection with the consummation of SMMC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SMMC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to SMMC after or concurrently with the consummation of a Business Combination.  For and in consideration of SMMC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or the Transaction Documents or any proposed or actual business relationship between SMMC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations or Contracts with SMMC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SMMC or its Affiliates).  The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SMMC and its Affiliates to induce SMMC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.  To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SMMC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SMMC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.  In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SMMC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of SMMC, whether in the form of money damages or injunctive relief, SMMC and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event SMMC or its Representatives, as applicable, prevails in such action or proceeding.  Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01
Registration Statement; Proxy Statement; Consent Solicitation Statement.

(a)
After the execution of this Agreement, SMMC (with the assistance and cooperation of the Company as reasonably requested by SMMC) shall use reasonable best efforts to prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) within five (5) Business Days after SMMC’s receipt of the PCAOB Audited Financials and the Unaudited Interim Financial Statements from the Company, and if not within such five (5) Business Day period, as promptly as practicable thereafter, in connection with the registration under the Securities Act of the SMMC Class A Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement.  The Registration Statement shall include for registration all shares of SMMC Class A Common Stock issued under this Agreement, including the Earnout Shares.

(b)
SMMC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the approval of the Business Combination (as defined in the SMMC Certificate of Incorporation) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) the approval of the SMMC Charter Amendment (the “Charter Amendment Proposal”), (iii) the approval of the SMMC A&R Charter (the “A&R Charter Proposal”) and each change to the SMMC A&R Charter that is required to be separately approved, (iv) to the extent required by the Nasdaq listing rules, the approval of the issuance of the aggregate Per Share Stock Consideration and the Earnout Shares together with the SMMC Class A Common Stock pursuant to the Subscription Agreements (the “Nasdaq Proposal”), (v) the approval of the election of each of the directors nominated to comprise the board of directors of the Surviving Entity (the “Election of Directors Proposal”), (vi) the approval and adoption of the SMMC 2020 Equity Incentive Plan (the “SMMC Equity Incentive Plan Proposal”), (vii) the approval and adoption of the SMMC Employee Stock Purchase Plan (the “ESPP Proposal,” and together with the SMMC Equity Incentive Plan Proposal, the “Equity Plan Proposals”), (viii) adjournment of the SMMC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (ix) the approval of any other proposals reasonably agreed by SMMC and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Charter Amendment Proposal, the A&R Charter Proposal, the Nasdaq Proposal, the Election of Directors Proposal and the Equity Plan Proposals, the “SMMC Proposals”). The SMMC Equity Incentive Plan Proposal shall provide that an aggregate number of shares of SMMC Class A Common Stock equal to the percentage set forth on Schedule 7.01(b) of the Company Disclosure Schedule of the outstanding shares of SMMC Class A Common Stock as of Closing shall be reserved for issuance pursuant to the SMMC 2020 Equity Incentive Plan, subject to annual increases as provided therein, and the ESPP Proposal shall provide that an aggregate number of shares of SMMC Class A Common Stock equal to the percentage set forth on Schedule 7.01(b) of the Company Disclosure Schedule of the outstanding shares of SMMC Class A Common Stock as of Closing shall be reserved for issuance pursuant to the SMMC Employee Stock Purchase Plan, subject to annual increases as provided therein.  Without the prior written consent of the Company, the SMMC Proposals shall be the only matters (other than procedural matters) which SMMC shall propose to be acted on by SMMC’s stockholders at the SMMC Stockholders’ Meeting.

(c)
SMMC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions.  As promptly as practicable after the Registration Statement becomes effective, SMMC shall cause the Proxy Statement to be mailed to SMMC Stockholders and the Company shall mail or otherwise deliver the Consent Solicitation Statement to the Company Stockholders.  Each of SMMC and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement.

(d)
Except as required by applicable Law, no filing of, or amendment or supplement to the Registration Statement will be made by SMMC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed).  SMMC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the SMMC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  Each of SMMC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(e)
If, at any time prior to the Effective Time, any event or circumstance relating to SMMC, First Merger Sub or Second Merger Sub, or their respective officers or directors, should be discovered by SMMC which should be set forth in an amendment or a supplement to the Registration Statement, SMMC shall promptly inform the Company.  If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform SMMC.  Each of SMMC and the Company shall use its reasonable best efforts to cause all documents that SMMC and the Company are responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02
SMMC Stockholders’ Meeting.

(a)
SMMC shall use its reasonable best efforts to call and hold the SMMC Stockholders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event shall hold the SMMC Stockholders’ Meeting no later than the later of thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of SMMC and such other date as agreed by SMMC and the Company) for the purpose of voting solely upon the SMMC Proposals; provided that SMMC may postpone or adjourn the SMMC Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the SMMC Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the SMMC Proposals or otherwise take actions consistent with SMMC’s obligations pursuant to Section 7.08.  Subject to SMMC’s ability to effect a SMMC Modification in Recommendation, SMMC (i) shall use its reasonable best efforts to obtain the approval of the SMMC Proposals at the SMMC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SMMC Proposals, and (ii) shall use its reasonable best efforts take all other action necessary or advisable to secure the required vote or consent of its stockholders.  The SMMC Board shall recommend to its stockholders that they approve the SMMC Proposals (the “SMMC Board Recommendation”) and shall include the SMMC Board Recommendation in the Proxy Statement, in each case, subject to the provisions of this Section 7.03.  Neither the SMMC Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Company the SMMC Board Recommendation (any such event, a “SMMC Modification in Recommendation”), provided, that if, at any time prior to obtaining the SMMC Stockholder Approval, the SMMC Board determines in good faith, in response to a SMMC Superior Proposal or a SMMC Intervening Event, as applicable, after consultation with its outside legal counsel, that the failure to make a SMMC Modification in Recommendation would be a breach of its fiduciary duties under applicable Law, SMMC or the SMMC Board may, prior to obtaining the SMMC Stockholder Approval, make a SMMC Modification in Recommendation; provided, further, that SMMC will not be entitled to make, or agree or resolve to make, a SMMC Modification in Recommendation unless (i) SMMC delivers to the Company a written notice (a “SMMC Modification in Recommendation Notice”) advising the Company that the SMMC Board proposes to take such action and containing (A) with respect to a SMMC Superior Proposal, the material terms and conditions of the SMMC Superior Proposal that is the basis of the proposed action of the SMMC Board or (B) with respect to a SMMC Intervening Event, the material facts underlying the SMMC Board’s determination that a SMMC Intervening Event has occurred (in each case, it being acknowledged that such SMMC Modification in Recommendation Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which SMMC delivered the SMMC Modification in Recommendation Notice (such period from the time the SMMC Modification in Recommendation Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which SMMC delivered the SMMC Modification in Recommendation Notice (it being understood that (x) any material revision, amendment, update or supplement to the terms and conditions of a SMMC Superior Proposal shall be deemed to constitute a new SMMC Superior Proposal and (y) any material development with respect to a SMMC Intervening Event, in each case, shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “SMMC Modification in Recommendation Notice Period”)), the SMMC Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a SMMC Modification in Recommendation would be a breach of its fiduciary duties under applicable Law.  If requested by the Company, SMMC will and will use its reasonable best efforts to cause its Representatives to, during the SMMC Modification in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an SMMC Modification in Recommendation. SMMC’s obligations under this Section 7.02 to call and hold the SMMC Stockholders’ Meeting with respect to all SMMC Proposals shall not be affected by any SMMC Modification in Recommendation.

(b)
For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)
“SMMC Superior Proposal” means a bona fide and written SMMC Acquisition Proposal made after the date hereof (and not withdrawn), that did not result from a breach of Section 7.05(b), to acquire 100% of (A) the shares of capital stock or other equity securities of SMMC or (B) the total voting power of the equity securities of SMMC, that the SMMC Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of SMMC (solely in their capacity as such) than the transactions contemplated by this Agreement after taking into account all such factors and matters deemed relevant in good faith by the SMMC Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated by this Agreement (including any offer by the Company to amend the terms of this Agreement, termination or break-up fee and conditions to consummation).

(ii)
“SMMC Intervening Event” means any material event, fact, development, circumstance or occurrence (but specifically excluding any SMMC Acquisition Proposal, any changes in capital markets, any declines or improvements in financial markets or the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers) that was not known and was not reasonably foreseeable to SMMC or the SMMC Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the SMMC Board as of the date hereof), and that becomes known to SMMC or the SMMC Board after the date of this Agreement but prior to obtaining the SMMC Stockholder Approval.

(c)
SMMC may only adjourn the SMMC Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SMMC Stockholder Approval, for the absence of a quorum and (ii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SMMC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SMMC Stockholders prior to the SMMC Stockholders’ Meeting.

SECTION 7.03
Requisite Approval.

(a)
Upon the terms set forth in this Agreement, the Company shall (i) seek the written consent, in form and substance reasonably acceptable to SMMC, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Company Stockholder Approval”) via written consent (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within three (3) Business Days after the Registration Statement becomes effective and (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Shares for the purpose of voting solely upon the Company Stockholder Approval (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-five (25) days after the Registration Statement becomes effective.  In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (A) establish the record date (which record date shall be mutually agreed with SMMC) for determining the Company Stockholders entitled to provide such written consent, (B) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (C) unless a Company Modification in Recommendation has been made, solicit written consents from the Company Stockholders to give the Company Stockholder Approval.  The Company Board shall recommend to the Company Stockholders that they approve and adopt this Agreement and approve the Mergers and all other Transactions (the “Company Board Recommendation”), subject to the provisions of this Section 7.03.  Neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to SMMC the Company Board Recommendation (any such event, a “Company Modification in Recommendation”); provided, that if, at any time prior to obtaining the Requisite Approval, the Company Board determines in good faith, in response to a Company Superior Proposal or a Company Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Modification in Recommendation would be a breach of its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Stockholder Approval, make a Company Modification in Recommendation; provided further, the Company will not be entitled to make, or agree or resolve to make, a Company Modification in Recommendation unless (x) the Company delivers to SMMC a written notice (a “Company Modification in Recommendation Notice”) advising SMMC that the Company Board proposes to take such action and containing (I) with respect to a Company Superior Proposal, the material terms and conditions of the Company Superior Proposal that is the basis of the proposed action of the Company Board or (II) with respect to a Company Intervening Event, the material facts underlying the Company Board’s determination that a Company Intervening Event has occurred (in each case, it being acknowledged that such Company Modification in Recommendation Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Modification in Recommendation Notice (such period from the time the Company Modification in Recommendation Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Modification in Recommendation Notice (it being understood that (1) any material revision, amendment, update or supplement to the terms and conditions of a Company Superior Proposal shall be deemed to constitute a new Company Superior Proposal and (2) any material development with respect to a Company Intervening Event, in each case, shall require a new notice but with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Company Modification in Recommendation Notice Period”), the Company Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Company Modification in Recommendation would be a breach of its fiduciary duties under applicable Law. If requested by SMMC, the Company will and will use its reasonable best efforts to cause its Representatives to, during the Company Modification in Recommendation Notice Period, engage in good faith negotiations with SMMC and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Company Modification in Recommendation.  The Company obligations under this Section 7.03 to seek the Written Consent or call and hold the Company Stockholders Meeting shall not be affected by any Company Modification in Recommendation.

(b)
For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)
“Company Superior Proposal” means a bona fide and written Company Acquisition Proposal made after the date hereof (and not withdrawn), that did not result from a breach of Section 7.05(a), to acquire 100% of (A) the net revenues, net income or consolidated assets (based on the fair market value thereof, as determined in good faith by the Company Board) of the Company, (B) the shares of capital stock or other equity securities of the Company or (C) the total voting power of the equity securities of the Company, and that the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated by this Agreement after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated by this Agreement (including any offer by SMMC to amend the terms of this Agreement, termination or break-up fee and conditions to consummation).

(c)
“Company Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Company Acquisition Proposal, Company Superior Proposal, any changes in capital markets, any declines or improvements in financial markets, the timing of any approval or clearance of any Governmental Authority required for the consummation of the Mergers, or the fact that, in and of itself, the Company exceeds internal or published projections or SMMC does not achieve internal or published projections) that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement but prior to obtaining the Company Stockholder Approval.

SECTION 7.04
Access to Information; Confidentiality.

(a)
From the date of this Agreement until the Effective Time, the Company and SMMC shall (and shall cause their respective subsidiaries to):  (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.10(c).  Notwithstanding the foregoing, neither the Company nor SMMC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)
All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the non-disclosure agreement, dated as of August 3, 2020 (the “Non-Disclosure Agreement”), between SMMC and the Company.

(c)
Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

SECTION 7.05
Exclusivity.

(a)
Exclusivity Obligations of the Company.

(i)
From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible Company Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any person (other than SMMC or any of its Affiliates), that did not result from a breach of Section 7.05(a), concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of outstanding shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company properties or assets.

(ii)
Notwithstanding anything to the contrary in Section 7.05(a)(i), this Agreement shall not prevent the Company or the Company Board from, prior to obtaining the Requisite Approval, contacting and engaging in negotiations or discussions with any person or group and their respective Representatives who has made (and not withdrawn) a bona fide written Company Acquisition Proposal after the date hereof that did not result from a breach of Section 7.05(a)(i), if the Company Board (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Company Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Company Superior Proposal and, (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be a breach of its fiduciary duties under applicable Law.

(iii)
In addition to the other obligations under this Section 7.05(a), the Company shall promptly (and in any event within 24 hours after receipt thereof by the Company or its representatives) advise SMMC orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the person making the same.

(iv)
The Company agrees that the rights and remedies for noncompliance with this Section 7.05(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to SMMC and that money damages would not provide an adequate remedy to SMMC.

(b)
Exclusivity Obligations of SMMC.

(i)
From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, SMMC shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a SMMC Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible SMMC Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a SMMC Acquisition Proposal. SMMC shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, a SMMC Acquisition Proposal. For purposes hereof, “SMMC Acquisition Proposal” shall mean any inquiry, proposal or offer from any person (other than the Company or any of its Affiliates), that did not result from a breach of Section 7.05(b), concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving SMMC (other than the Transactions); (ii) the issuance or acquisition of outstanding shares of capital stock or other equity securities of SMMC (other than the Transactions); or (iii) the sale, lease, exchange or other disposition of all or substantially all of SMMC’s properties or assets.

(ii)
Notwithstanding anything to the contrary in Section 7.05(b)(i), this Agreement shall not prevent SMMC or the SMMC Board from, prior to obtaining the SMMC Stockholder Approval, contacting and engaging in negotiations or discussions with any person or their respective Representatives who has made (and not withdrawn) a bona fide written SMMC Acquisition Proposal after the date hereof that did not result from a breach of Section 7.05(b)(i), if the SMMC Board (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such SMMC Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a SMMC Superior Proposal and (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be a breach of its fiduciary duties under applicable Law.

(iii)
In addition to the other obligations under this Section 7.05(b), SMMC shall promptly (and in any event within 24 hours after receipt thereof by SMMC or its representatives) advise the Company orally and in writing of any SMMC Acquisition Proposal, any request for information with respect to any SMMC Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an SMMC Acquisition Proposal, the material terms and conditions of such request, SMMC Acquisition Proposal or inquiry, and the identity of the person making the same.

(iv)
SMMC agrees that the rights and remedies for noncompliance with this Section 7.05(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

SECTION 7.06
Directors’ and Officers’ Indemnification.

(a)
The certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Charter, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.  From and after the Effective Time, SMMC agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, any indemnification agreements between the Company and such officers and directors, the Company Charter in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)
From the date hereof, and for a period of six years from the Effective Time, SMMC shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SMMC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SMMC be required to pay an aggregate annual premium for such insurance in excess of 300% of the annual premium payable by the Company for such insurance policy for the year ended December 31, 2019 (the “Maximum Annual Premium”); provided, however, that (i) SMMC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy at prevailing market rates (and in no event at a cost greater than the Maximum Annual Premium) containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.06(b) shall be continued in respect of such claim until the final disposition thereof.

(c)
On the Closing Date, to the extent not already entered into, SMMC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SMMC with the post-Closing directors and officers of SMMC, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.07
Notification of Certain Matters.  The Company shall give prompt notice to SMMC, and SMMC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail; provided, however, that no such notice shall be deemed to cure such breach.

SECTION 7.08
Further Action; Reasonable Best Efforts.

(a)
Except where a different efforts standard is expressly set forth herein, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers.  In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)
Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions.  No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults (to the extent legally permissible) with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications.  Subject to the terms of the Non-Disclosure Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.  Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby.  No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)
Notwithstanding the generality of the foregoing, SMMC shall use its reasonable best efforts to consummate the Private Placements in accordance with the Subscription Agreements, and the Company shall cooperate with SMMC in such efforts.  SMMC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.03(g) to fail.

SECTION 7.09
Public Announcements.  The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of SMMC and the Company.  Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SMMC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party.  Furthermore, nothing contained in this Section 7.09 shall prevent SMMC or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

SECTION 7.10
Tax Matters.

(a)
None of SMMC, First Merger Sub, Second Merger Sub or the Company shall (and each shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(b)
This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of SMMC, First Merger Sub, Second Merger Sub and the Company shall report the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers.

(c)
Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter; provided, however, that in the event that the SEC requests or requires such a tax opinion, then SMMC will use its reasonable best efforts to cause Paul, Weiss, Rifkind, Wharton & Garrison LLP to deliver such tax opinion to SMMC, and the Company shall use its reasonable best efforts to cause Cooley LLP to deliver such tax opinion to the Company.

SECTION 7.11
Stock Exchange Listing.  SMMC will use its reasonable best efforts to cause the SMMC Class A Common Stock issued in connection with the Transactions to be approved for listing on the Nasdaq at the Closing and will keep the Company informed as to its progress.  During the period from the date hereof until the Closing, SMMC shall use its reasonable best efforts to keep the SMMC Units, the SMMC Class A Common Stock and SMMC Warrants listed for trading on the Nasdaq.

SECTION 7.12
Antitrust.

(a)
To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and SMMC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act.  The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)
SMMC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to:  (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be limited to outside counsel and may be redacted (x) to remove references to the valuation of the Company, and (y) as necessary to comply with contractual arrangements.

(c)
No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person.

SECTION 7.13
PCAOB Audited Financials.  The Company shall use reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income, changes in shareholder equity, and cash flows of the Company and the for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) within fifteen (15) days from the date hereof (but in any event no later than thirty (30) days from the date hereof) and (ii) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, of the Company as at and for the six-months ended June 30, 2020 and June 30, 2019, in each case, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financial Statements”).

SECTION 7.14
Trust Account.  As of the Effective Time, the obligations of SMMC to dissolve or liquidate within a specified time period as contained in SMMC’s Certificate of Incorporation will be terminated and, following the disbursement of funds in the Trust Account described in this Section 7.14, SMMC shall have no obligation whatsoever to dissolve and liquidate the assets of SMMC by reason of the consummation of the Mergers or otherwise, and no stockholder of SMMC shall be entitled to receive any amount from the Trust Account.  At least 48 hours prior to the Effective Time, SMMC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to or at the Effective Time to, and the Trustee shall thereupon be obligated to, cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SMMC Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Transaction Expenses and Outstanding SMMC Transaction Expenses pursuant to Section 3.05(a) and Section 3.05(b) and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.03(i); and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SMMC. Following such disbursement, SMMC shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.15
Directors.  Subject to any limitation imposed under applicable Laws or Nasdaq listing requirements, SMMC and the Company shall take all necessary action so that immediately after the Effective Time, the board of directors of SMMC is comprised of the individuals designated on Section 2.05(b) of the Company Disclosure Schedule.

SECTION 7.16
Certain Agreements.

(a)
Prior to the Closing, the Company shall use its reasonable best efforts to cause any Company Securityholder holding, as of immediately prior to the Effective Time, Company Securities constituting or convertible into at least 50,000 shares of Company Common Stock, who has not entered into Lock-Up Agreements as of the date hereof, to deliver, or cause to be delivered, to SMMC copies of the Lock-Up Agreements duly executed by such holders of Company Securities.

(b)
Prior to the Closing, upon the Company’s reasonable request, SMMC shall cooperate with the Company to obtain an executed joinder to the Registration Rights Agreement from each Company Securityholder who will receive SMMC Class A Common Stock in connection with the Transaction and who has not executed the Registration Rights Agreement prior to the time of the execution and delivery of this Agreement.

(c)
The Company shall cause the Post-Signing Company Charter Amendment to become effective as soon as practicable following the date of this Agreement and not later than immediately prior to the time the Registration Statement becomes effective.

SECTION 7.17
Termination of Certain Agreements.

(a)
Prior to the Closing, the Company shall take all actions necessary to cause the Contracts listed on Section 7.17(a) of the Company Disclosure Schedule to be terminated without any further force and effect and without any cost or other liability or obligation to the Company effective as of immediately prior to the Closing, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

(b)
Prior to the Closing, SMMC shall take all actions necessary to cause the Contract listed on Section 7.17(b) of the SMMC Disclosure Schedule to be terminated without any further force and effect and without any cost or other liability or obligation to SMMC effective as of immediately prior to the Closing, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

SECTION 7.18
Company Warrant.  Prior to the Closing, unless the Company Warrant exercises automatically prior to the Effective Time in accordance with the terms of the Company Warrant, the Company shall cause the holder of the Company Warrant to exercise the Company Warrant no later than immediately prior to the Effective Time in exchange for shares of Company Common Stock in accordance with the terms of the Company Warrant.

SECTION 7.19
Payment of Funded Indebtedness.  No fewer than three (3) days prior to the Closing Date, the Company shall cause to be prepared and delivered to SMMC: (i) a certificate executed by an executive officer of the Company setting forth the Company’s good faith estimate of the amount of Indebtedness as of immediately prior to the Closing pursuant to the instruments listed on Section 7.19 of the Company Disclosure Schedule and any other Indebtedness approved in writing by SMMC that the Company and SMMC agree will be paid at the Closing (the “Funded Indebtedness”), including the names of each person to which such Funded Indebtedness is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender; and (ii) pay-off letters in form and substance reasonably satisfactory to SMMC to be executed at or prior to the Closing by all Pay-Off Lenders (each, a “Pay-Off Letter”).  The parties shall cooperate in arranging for the repayment of all Funded Indebtedness at the Closing.  The Company shall use reasonable best efforts to facilitate such repayment and the release, in connection with such repayment, of any Liens securing such Funded Indebtedness.  At the Closing, the Company shall deliver or cause to be delivered to SMMC, duly executed Pay-Off Letters.

SECTION 7.20
Amendments to Ancillary Agreements.  Prior to the Closing, neither SMMC nor the Company shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any of the Ancillary Agreements.

ARTICLE VIII

CONDITIONS TO THE MERGERS

SECTION 8.01
Conditions to the Obligations of Each Party.  The obligations of the Company, SMMC, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)
Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)
SMMC Stockholder Approval.  The SMMC Stockholder Approval shall have been obtained.

(c)
No Order.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award after the date hereof which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d)
Offer Completion.  The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(e)
Antitrust Approvals and Waiting Periods.  All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)
Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g)
Stock Exchange Listing.  The SMMC Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(h)
SMMC Net Tangible Assets.  SMMC shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Offer.

(i)
SMMC Charter Amendment.  The SMMC Certificate of Incorporation shall have been amended by the SMMC Charter Amendment.

SECTION 8.02
Conditions to the Obligations of SMMC, First Merger Sub and Second Merger Sub.  The obligations of SMMC, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)
Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization) (other than clauses (a) and (g) thereof, which are subject to clause (iii) below), Section 4.04 (Authority Relative to This Agreement), Section 4.18 (Board Approval; Vote Required), Section 4.19 (Interested Party Transactions) and Section 4.21 (Brokers) shall each be true and correct in all material respects (unless such representations and warranties are qualified or limited as to Company Material Adverse Effect or other materiality qualification, in which case those such representations and warranties shall be true and correct) as of the date hereof and as of the Closing Date as if made anew at and as of that time, except to the extent of any changes that reflect actions expressly permitted in accordance with Section 6.01 and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.08(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) the first three sentences of Section 4.02 (Certificate of Incorporation and Bylaws), Section 4.03(a) (Capitalization) and Section 4.03(g) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent of any changes that reflect actions expressly permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, SMMC, First Merger Sub, Second Merger Sub or their Affiliates (other than, with respect to Section 4.03(a), as a result of conversion of currently outstanding Company Preferred Stock or exercise of currently outstanding Company Options or Company Warrants, in each case, in accordance with the terms of the Company Charter, Company Option Plans or Company Warrant, as applicable, in effect as of the date hereof) and (iv) all other representations and warranties of the Company set forth in Article IV shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), as if made anew at and as of that time, except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)
Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)
Officer’s Certificate.  The Company shall have delivered to SMMC a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)
Material Adverse Effect.  No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)
PCAOB Audited Financials.  The Company shall have delivered to SMMC the PCAOB Audited Financials.

(f)
FIRPTA Certificate.  At least two (2) days prior to the Closing, the Company shall deliver to SMMC, in a form reasonably acceptable to SMMC, a properly executed certification that Company Shares are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SMMC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g)
Termination of Certain Agreements.  The Company shall have terminated the Contracts listed on Section 7.17 of the Company Disclosure Schedule.

SECTION 8.03
Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)
Representations and Warranties.  The representations and warranties of SMMC, First Merger Sub and Second Merger Sub contained in (i) Section 5.01 (Corporate Organization), Section 5.03 (Capitalization.) (other than clauses (a) and (e) thereof, which are subject to clause (iii) below), Section 5.04 (Authority Relative to This Agreement), Section 5.10 (Board Approval) and Section 5.12 (Brokers) shall each be true and correct in all material respects (unless such representations and warranties are qualified or limited as to Material Adverse Effect or other materiality qualification, in which case those such representations and warranties shall be true and correct) as of the date hereof and as of the Closing Date as if made anew at and as of that time, except to the extent that any changes that reflect actions expressly permitted in accordance with Section 6.02 and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.08(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.02 (Governing Documents) and Section 5.03(a) and the second sentence of Section 5.03(e) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent of any changes that reflect actions expressly permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, SMMC, First Merger Sub, Second Merger Sub or their Affiliates and (iv) all other representations and warranties of SMMC, First Merger Sub and Second Merger Sub contained in this Agreement shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date), as if made anew at and as of that time, except where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SMMC Material Adverse Effect.

(b)
Agreements and Covenants.  SMMC, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)
Officer’s Certificate.  SMMC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SMMC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)
Material Adverse Effect.  No SMMC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)
Resignation.  Other than those persons identified as continuing directors on Section 2.05(b) of the Company Disclosure Schedule, all members of the SMMC Board and all officers of SMMC shall have executed written resignations effective as of the Effective Time.

(f)
Cancellation Agreement.  The Cancellation Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects.

(g)
PIPE Conditions. The conditions contained in the Subscription Agreements to the obligations of the parties thereto to consummate the Private Placement shall have been satisfied or waived in accordance with the Subscription Agreements (other than those conditions that by their nature are to be satisfied at, or contemporaneously with, the Closing or the Effective Time). The condition set forth in Section 3(b)(i) of the Subscription Agreements shall have been satisfied or waived in accordance with the Subscription Agreements, assuming that the Subscription Closing (as defined therein) occurred at the Closing and the satisfaction or waiver of the closing condition set forth in Section 8.02(a).

(h)
Minimum Cash. The Closing SMMC Cash shall equal or exceed two hundred twenty-five million dollars ($225,000,000).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01
Termination.  This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SMMC, as follows:

(a)
by mutual written consent of SMMC and the Company;

(b)
by written notice from either SMMC or the Company to the other if the Effective Time shall not have occurred prior to March 15, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in material breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)
by written notice from either SMMC or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Mergers;

(d)
by written notice from either SMMC or the Company to the other (i) if SMMC shall have failed to obtain the SMMC Stockholder Approval at the SMMC Stockholders’ Meeting (subject to any adjournment or recess of the meeting) or (ii) if (A) a Company Modification in Recommendation has occurred and (B) the Company shall have held the Company Stockholders Meeting and failed to obtain the Company Stockholder Approval at the Company Stockholders Meeting within twenty-five (25) days after the Registration Statement becomes effective;

(e)
by written notice from SMMC to the Company if (i) (A) a Company Modification in Recommendation has not occurred and (B) the Company shall have failed to obtain the Company Stockholder Approval within three (3) Business Days after the Registration Statement becomes effective or (ii) the Post-Signing Company Charter Amendment is not effective as of the time the Registration Statement may become effective in accordance with applicable Law;

(f)
by written notice from SMMC to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SMMC has not waived in writing such Terminating Company Breach and SMMC, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, SMMC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SMMC to the Company;

(g)
by written notice from the Company to SMMC upon a breach of any representation, warranty, covenant or agreement on the part of SMMC, First Merger Sub and Second Merger Sub set forth in this Agreement, or if any representation or warranty of SMMC, First Merger Sub and Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SMMC Breach”); provided that the Company has not waived such Terminating SMMC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SMMC Breach is curable by SMMC, First Merger Sub and Second Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SMMC, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SMMC;

(h)
by written notice from the Company to SMMC, in the event of a SMMC Modification in Recommendation; or

(i)
by written notice from SMMC to the Company, in the event of a Company Modification in Recommendation.

SECTION 9.02
Effect of Termination.

(a)
Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a Willful Breach of this Agreement by such party prior to such termination subject to Section 6.03.

(b)
In the event that this Agreement is (i) validly terminated by either party pursuant to Section 9.01(d)(ii) or (ii) validly terminated by SMMC pursuant to Section 9.01(e) or Section 9.01(i), then the Company shall pay the Company Expense Reimbursement Amount to SMMC (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within two Business Days following notice of such termination), payable by wire transfer of immediately available funds.

SECTION 9.03
Amendment.  This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.04
Waiver.  At any time prior to the Effective Time, (i) SMMC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of SMMC, First Merger Sub or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of SMMC, First Merger Sub or Second Merger Sub contained herein or in any document delivered by SMMC, First Merger Sub or Second Merger Sub pursuant hereto and (c) waive compliance with any agreement of SMMC, First Merger Sub or Second Merger Sub or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01
Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SMMC, First Merger Sub or Second Merger Sub:

South Mountain Merger Corp.
767 Fifth Avenue, 9th Floor
New York, New York 10153
Attention: Nick Dermatas
Email: ndermatas@smmergercorp.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attention:  Jeffrey D. Marell, Michael Vogel
Email:  jmarell@paulweiss.com and mvogel@paulweiss.com

if to the Company:

Factor Systems, Inc. (d/b/a Billtrust)
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648
Attention: Flint A. Lane, Mark Shifke
Email: flane@billtrust.com and mshifke@billtrust.com

with a copy to:

Cooley LLP
500 Boylston Street
14th Floor
Boston, MA 02116
Attention:  Nicole Brookshire, Miguel J. Vega
Email:  nbrookshire@cooley.com and mvega@cooley.com

SECTION 10.02
Nonsurvival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03
Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04
Entire Agreement; Assignment.  This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Any attempted assignment in violation of the terms of this Section 10.04 shall be null and void, ab initio.

SECTION 10.05
Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.  The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07
Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08
Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09
Counterparts; Electronic Delivery.  This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

SECTION 10.10
Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11
No Recourse.  Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to:  (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Mergers to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below).  Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to  (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, SMMC, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

South Mountain Merger Corp.

By:	/s/ Charles B. Bernicker
Name:	Charles B. Bernicker
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

BT Merger Sub I, Inc.

By:	/s/ Charles B. Bernicker
Name:	Charles B. Bernicker
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

BT Merger Sub II, LLC

By:	/s/ Charles B. Bernicker
Name:	Charles B. Bernicker
Title:	Secretary

[Signature Page to Business Combination Agreement]

Factor Systems, Inc. (d/b/a Billtrust)

By:	/s/ Flint Lane
Name:	Flint Lane
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex I

Earnout Merger Consideration

This Annex I sets forth the terms for the calculation of the number (if any) of $12.50 Earnout Shares and $15.00 Earnout Shares, as applicable.  Terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

1.
12.50 Share Price Milestone.

a.
If the closing share price of SMMC Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$12.50 Share Price Milestone”, and such date is referred to as the “$12.50 Share Price Milestone Date”), then, except as provided in Section 1(b), SMMC shall issue, as promptly as practicable, to each holder of Company Common Stock and/or Company Options that had an Earnout Pro Rata Portion exceeding zero (0), a number of shares of SMMC Class A Common Stock equal to such holder’s Earnout Pro Rata Portion of 6,000,000 shares (such number of shares being referred to as the “$12.50 Earnout Shares”).

b.
Notwithstanding anything in Section 1(a) to the contrary, to the extent that any portion of the $12.50 Earnout Shares that would otherwise be issued to a holder of Company Securities hereunder relates to a Converted Option that remains unvested as of the $12.50 Share Price Milestone Date (each such option, a “$12.50 Unvested Converted Option”), then in lieu of issuing such $12.50 Earnout Shares, SMMC shall instead issue, as soon as practicable following the later of (1) the occurrence of the $12.50 Share Price Milestone and (2) SMMC’s filing of a Form S-8 Registration Statement, to each holder of a $12.50 Unvested Converted Option, an award of restricted stock units of SMMC for a number of shares of SMMC Class A Common Stock equal to such portion of the $12.50 Earnout Shares issuable with respect to the $12.50 Unvested Converted Option (such number of shares being referred to as the “$12.50 Earnout RSUs”). A holder of a $12.50 Unvested Converted Option shall only be granted $12.50 Earnout RSUs if such holder remains in continuous service to the Company or its successor as of the $12.50 Share Price Milestone Date and the applicable grant date. Such $12.50 Earnout RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting events of the applicable $12.50 Unvested Converted Option and shall be subject to the same vesting conditions as applied to the applicable $12.50 Unvested Converted Option. In the event that a Company Securityholder had more than one grant of Converted Options as of immediately prior to the Effective Time, the issuance of the Earnout Securities shall be apportioned among each of such grants of Converted Options as if each grant were held by a different person.

2.
15.00 Share Price Milestone.

a.
If the closing share price of SMMC Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone”, and such date is referred to as the “$15.00 Share Price Milestone Date”), then, except as provided in Section 2(b), SMMC shall issue, as promptly as practicable, to each holder of Company Common Stock and/or Company Options that had an Earnout Pro Rata Portion exceeding zero (0), a number of shares of SMMC Class A Common Stock equal to such holder’s Earnout Pro Rata Portion of 6,000,000 shares (such number of shares being referred to as the “$15.00 Earnout Shares” and, together with the $12.50 Earnout Shares, the “Earnout Shares”).

b.
Notwithstanding anything in Section 2(a) to the contrary, to the extent that any portion of the $15.00 Earnout Shares that would otherwise be issued to a holder of Company Securities hereunder relates to a Converted Option that remains unvested as of the $15.00 Share Price Milestone Date (each such option, a “$15.00 Unvested Converted Option”), then in lieu of issuing such $15.00 Earnout Shares, SMMC shall instead issue, as soon as practicable following the later of (1) the occurrence of the $15.00 Share Price Milestone and (2) SMMC’s filing of a Form S-8 Registration Statement, to each holder of a $15.00 Unvested Converted Option, an award of restricted stock units of SMMC for a number of shares of SMMC Class A Common Stock equal to such portion of the $15.00 Earnout Shares issuable with respect to the $15.00 Unvested Converted Option (such number of shares being referred to as the “$15.00 Earnout RSUs” and together with the $12.50 Earnout RSUs, the “Earnout RSUs”). A holder of a $15.00 Unvested Converted Option shall only be granted $15.00 Earnout RSUs if such holder remains in continuous service to the Company or its successor as of the $15.00 Share Price Milestone Date and the applicable grant date. Such $15.00 Earnout RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting events of the applicable $15.00 Unvested Converted Option and shall be subject to the same vesting conditions as applied to the applicable $15.00 Unvested Converted Option. In the event that a Company Securityholder had more than one grant of Converted Options as of immediately prior to the Effective Time, the issuance of the Earnout Securities shall be apportioned among each of such grants of Converted Options as if each grant were held by a different person.

3.
For the avoidance of doubt, if the condition for more than one Milestone is achieved, the Earnout Securities to be earned in connection with such Milestone shall be cumulative with any Earnout Securities earned prior to such time in connection with the achievement of any other Milestone; provided that, for avoidance of doubt, Earnout Securities in respect of each Milestone will be issued and earned only once and the aggregate Earnout Securities issued shall in no event exceed 12,000,000 shares of SMMC Class A Common Stock.

4.
If, at or following the five (5)-year anniversary of the Closing Date, the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone have not occurred, none of the Earnout Securities shall be issued.

5.
In the event that after the Closing and prior the five (5)-year anniversary of the Closing Date, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the five (5)-year anniversary of the Closing Date and such Change of Control is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), (ii) any liquidation, dissolution or winding up of SMMC (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against SMMC, or a receiver is appointed for SMMC or a substantial part of its assets or properties or (iv) SMMC makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Securities that have not been previously issued by SMMC (whether or not previously earned) shall be deemed earned and issued by SMMC to the holders of Company Securities as of immediately prior to the Effective Time (but in the case of Company Options, only such Company Options that are vested as of such date (after giving effect to any acceleration of vesting of such Company Options)) upon such Acceleration Event pursuant to Section 3.01 and Section 3.07 unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the SMMC Class A Common Stock in such Change of Control transaction is less than the stock price threshold applicable to the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone, as applicable; provided, that the determinations of such consideration and value shall be determined in good faith by the disinterested members of the SMMC Board; and provided, further that such Earnout Securities that are not deemed earned as of such Change in Control transaction shall be cancelled to the extent that such Change in Control transaction consists of a sale of SMMC by merger, business combination or otherwise in which the stockholders of SMMC receive only cash consideration for their shares.

6.
For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

a.
any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of SMMC in substantially the same proportions as their ownership of stock of SMMC) (x) is or becomes the beneficial owner, directly or indirectly, of securities of SMMC representing more than fifty percent (50%) of the combined voting power of SMMC’s then outstanding voting securities or (y) has or acquires control of the SMMC Board;

b.
a merger, consolidation, reorganization or similar business combination transaction involving SMMC, and, immediately after the consummation of such transaction or series of transactions, either (x) the SMMC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of SMMC immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

c.
the sale, lease or other disposition, directly or indirectly, by SMMC of all or substantially all of the assets of SMMC and its Subsidiaries, taken as a whole, other than such sale or other disposition by SMMC of all or substantially all of the assets of SMMC and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of SMMC.

7.
If SMMC shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of SMMC Class A Common Stock, the number of Earnout Securities issuable pursuant to, and the stock price targets set forth in, paragraphs 1, 2 and 3 of this Annex I, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective (which shall be the “ex” date, if any, with respect to any such event).  For the avoidance of doubt and without duplication, to the extent that SMMC Class A Common Stock has been exchanged for Series 1 Common Stock, this Annex 1 shall be read such that each reference to SMMC Class A Common Stock shall refer instead to Series 1 Common Stock.

8.
All Earnout RSUs to be issued hereunder shall be issued under and pursuant to the terms and conditions of the SMMC 2020 Equity Incentive Plan and the Earnout RSU Share Reserve (as defined in the SMMC 2020 Equity Incentive Plan) thereunder, and for purposes of clarity shall not reduce the Share Reserve (as defined in the SMMC 2020 Equity Incentive Plan) under such Plan.

9.
Notwithstanding anything contained in the Agreement or this Annex I to the contrary, to the extent that any portion of the $12.50 Earnout Shares or $15.00 Earnout Shares that would otherwise be issued to a holder of Company Securities hereunder relates to a share of Company Common Stock that was converted into SMMC Class C Common Stock in accordance with the Agreement (the “Nonvoting Request Shares”) then in lieu of issuing such $12.50 Earnout Shares or $15.00 Earnout Shares, as applicable, SMMC shall instead issue, as soon as practicable following the applicable Milestone, a number of shares of Class 2 Common Stock (as defined in the SMMC A&R Charter) equal to such portion of the applicable Earnout Shares issuable with respect to the Nonvoting Request Shares.

Exhibit A

Form of Stockholder Support Agreement

[See attached.]

Exhibit B

Form of SMMC Stockholder Support Agreement

[See attached.]

Exhibit C

Form of Registration Rights Agreement

[See attached.]

Exhibit D

Form of Lock-Up Agreement

[See attached.]

Exhibit E

Form of Subscription Agreements

[See attached.]

Exhibit F

Form of Stockholders Agreement

[See attached.]

Exhibit G

Form of Non-Redemption Agreement

[See attached.]

Exhibit H

Form of SMMC 2020 Equity Incentive Plan

[See attached.]

Exhibit I

Form of SMMC Employee Stock Purchase Plan

[See attached.]

Exhibit J

Form of SMMC Charter Amendment

[See attached.]

Exhibit K

Form of SMMC A&R Bylaws

[See attached.]

Exhibit L

Form of SMMC A&R Charter

[See attached.]

Exhibit M

Form of Post-Signing Company Charter Amendment

[See attached.]